Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Pasithea Therapeutics Corp.,
AlloMek Therapeutics, LLC,

The Persons listed on Schedule 1.1,

and

Uday Khire, as the Representative

Dated October 11, 2022

EXHIBITS AND SCHEDULES

Exhibit A – Form of Lock-Up Agreement
Disclosure Schedule

Annex 1 – Structure of CIP-137401
Schedule 1.1 – Sellers
Schedule 1.10 – Tax Methodologies

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into on October 11, 2022 by and among Pasithea Therapeutics Corp., a Delaware Corporation (“Buyer”), AlloMek Therapeutics, LLC, a Delaware limited liability company (the “Company”), the Persons listed on Schedule 1.1 (each individually a “Seller” and collectively, “Sellers”), and Uday Khire, not individually but in his capacity as the representative of Sellers (the “Representative”). Buyer, the Company, Sellers and the Representative are referred to collectively herein as the “Parties” and individually as a “Party.” Unless otherwise specifically stated, each Seller shall be jointly and severally liable with each other Seller for the liabilities and obligations of each and all Sellers hereunder.

RECITALS

WHEREAS, Sellers in the aggregate own all of the Company Securities;

WHEREAS, each Seller desires to sell, transfer, assign, convey, and deliver to Buyer, and Buyer desires to purchase, acquire, and accept from each Seller, all (but not less than all) of the Company Securities held by each such Seller, as set forth opposite each Seller’s name on Schedule 1.1, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective governing bodies of Buyer and the Company have approved this Agreement and the transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF COMPANY SECURITIES

1.1 Basic Transaction. In accordance with the terms and upon the conditions of this Agreement, at the Closing each Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire, and accept from each Seller, all right, title and interest in and to all of such Seller’s Company Securities, free and clear of all Liens.

1.2 Purchase Consideration. Subject to adjustment as provided in this Article 1, the purchase consideration for the Company Securities (the “Purchase Consideration”) shall consist of:

(a) 2,700,000 shares of common stock, $0.0001 par value per share, of Buyer (the “Buyer Shares”) allocated by the Representative between Sellers in accordance with each Seller’s pro rata percentage as set forth on Schedule 1.1 (the “Pro Rata Percentage”), as may be amended pursuant to Section 1.14, provided that the Buyer Shares shall be subject to the terms and conditions of the Lock-Up Agreement to be executed by Sellers at Closing; plus

(b) warrants to acquire 1,000,000 shares of common stock of Buyer in the aggregate at an exercise price of $1.88 per share (however in no event less than the closing trading price for Buyer common stock as of the close of trading on the Closing Date), which may be exercised on a cashless basis, for a period of five years commencing on the Closing Date (the “Warrants” and, together with the Buyer Shares, the “Total Equity Consideration”), allocated by the Representative between Sellers in accordance with each Seller’s Pro Rata Percentage, as may be amended pursuant to Section 1.14; plus

(c) the Milestone Payments, to the extent payable to the Representative (for the benefit of and further distribution to Sellers) in accordance with Section 1.5; plus

(d) the Earnout Amount, to the extent payable to the Representative (for the benefit of and further distribution to Sellers) in accordance with Sections 1.6 and 1.7; plus

(e) cash consideration in the aggregate amount of $1,000,000 (the “Upfront Cash Consideration”), allocated by the Representative between Sellers in accordance with each Seller’s Pro Rata Percentage, as may be amended pursuant to Section 1.14; provided that an amount equal to the Holdback Amount will be deducted from the $1,000,000 and deposited with Wiggin and Dana LLP (“Wiggin”) to be held in escrow and released only upon Wiggin’s receipt of a joint written instruction from Buyer and the Representative; plus

(f) a $50,000 non-refundable payment made to the Company, to be exclusively used for the Company’s expenses related to the Transaction, which is to be funded to an account designated by the Company by wire transfer prior to closing; minus

(g) a setoff against the Upfront Cash Consideration and/or the Total Equity Consideration of the Transaction Expenses, with the allocation of the setoff to be determined by the Buyer at its sole, good faith discretion and in any event based upon the applicable invoices or other documentation evidencing the amounts owed with respect to the Transaction Expenses Amount; minus

(h) a setoff against the Upfront Cash Consideration and/or the Total Equity Consideration of the Debt, with the allocation of the setoff to be determined by the Buyer at its sole, good faith discretion and in any event based upon the applicable payoff letters or other documentation evidencing the amounts owed with respect to the Debt Amount; minus

(i) a setoff against the Upfront Cash Consideration and/or the Total Equity Consideration of the Other Expenses, with the allocation of the setoff to be determined by the Buyer at its sole, good faith discretion and in any event based upon the estimates included in the Closing Statement evidencing the amounts owed with respect to the Other Expenses Amount.

1.3 Debt and Transaction Expenses. The Representative has delivered to Buyer (a) a certificate signed by the Representative (the “Closing Statement”) setting forth the Representative’s best estimate of the Debt Amount, the Transaction Expenses Amount, and the Other Expenses Amount, in each case as of the Closing Date, and, based on such estimates, the Purchase Consideration and (b) all records and work papers necessary to compute and verify the information set forth in such certificate.

1.4 Delivery of Purchase Consideration.

(a) Upfront Cash Consideration. At the Closing, Buyer shall:

(i) pay the Upfront Cash Consideration, as may be adjusted per Sections 1.2(g), (h) and (i) of this Agreement;

(ii) pay the Transaction Expenses Amount, if any, pursuant to the direction of the Representative;

(iii) pay the Debt Amount, if any, pursuant to the direction of the Representative; and

(iv) pay the Other Expenses Amount, if any pursuant to the direction of the Representative.

(b) Total Equity Consideration. Subject to any adjustment as provided in this Article 1, at the Closing, Buyer shall issue the Buyer Shares and the Warrants, in each case, issued to each Seller as set forth opposite such Seller’s name on Schedule 1.1, and cause and direct the Transfer Agent to deliver to the Representative reasonable evidence of the same.

(c) Payments. Any cash payments to the Parties pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated by the recipient Party or Parties in writing.

(d) Withholding. Buyer will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld, and, to the extent that any amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the Company. Any shortfall in withholding from the net Upfront Cash Consideration payable to the applicable Seller subject to such withholding shall be funded from the Representative Expense Fund withheld at the Closing as set forth in the Closing Statement.

1.5 Milestone Payments.

(a) Upon the achievement of certain regulatory and development milestones for the Drug, the Buyer will make a cash payment (each, a “Milestone Payment”) to the Representative, for the benefit of and further distribution to Sellers in accordance with each Seller’s Pro Rata Percentage, in an aggregate amount as follows:

(i) Payment of $250,000 upon the approval by FDA of an Investigational New Drug application (“IND”) for the first indication for the Drug;

(ii) Payment of $500,000 upon the first successful completion of a Phase 1 Clinical Trial for the Drug;

(iii) Payment of $750,000 upon the first successful completion of a Phase 2 Clinical Trial for the Drug;

(iv) Payment of $1,500,000 upon the first successful completion of a Phase 3 Clinical Trial for the Drug;

(v) Payment of $2,000,000 upon the FDA’s approval of the commercial sale of the Drug; and

(vi) Payment of 10% of cash or other transfers of value received by Buyer for the sale of any priority review voucher obtained from the FDA for pediatric and/or rare disease use of the Drug.

(b) The Milestone Payments will be made to the Representative, on behalf of Sellers, to be allocated among and further distributed to Sellers in accordance with each Seller’s Pro Rata Percentage.

(c) Buyer shall notify the Representative of the achievement of each milestone and make the applicable Milestone Payment to the Representative, on behalf of Sellers, no later than sixty (60) days after the applicable milestone is reached. Except with respect to the milestone event described in Section 1.5(a)(vi), if any milestone events for the Drug have been skipped at the time a later milestone event is achieved, then upon achievement of such later milestone event, the unpaid Milestone Payments applicable to all such skipped milestone events will also become due.

(d) As used in this Section 1.5, (i) “Phase 1 Clinical Trial” means a clinical study in humans of the safety of the Drug that is prospectively designed to generate sufficient data (if successful) to commence a Phase 2 Clinical Trial (or foreign equivalent) of the Drug, as further described in 21 C.F.R. §312.21(a), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States, (ii) “Phase 2 Clinical Trial” means a human clinical study of the Drug for which the primary endpoints include a determination of dose ranges or a determination of efficacy in patients being studied, as described in 21 C.F.R. §312.21(b) with respect to a clinical study performed in the United States, or similar clinical study of the Product in any other country, including the Phase 2 portion of a combined Phase 1/2 clinical study, (iii) “Phase 3 Clinical Trial” means a human clinical study of the Drug that, if the defined endpoints are met, is intended to be a pivotal trial for obtaining regulatory approval or to otherwise establish safety and efficacy in patients with the indication being studied for the purposes of obtaining such regulatory approval, as described in 21 C.F.R. §312.21(c) with respect to a clinical study performed in the United States, or similar clinical study of the Drug in any other country, including the Phase 3 portion of a combined Phase 2/3 clinical study, and (iv) “successful completion” of the applicable clinical trials shall be deemed to mean achieving the primary clinical endpoint(s) per the pre-specified statistical analysis specified in the clinical trial protocol. For avoidance of doubt, successful completion includes (i) clinical trials that are terminated earlier than contemplated by the applicable protocol due to clear demonstration of benefit, and (ii) clinical trials that do not achieve the primary clinical endpoint(s) per the applicable protocol, but are advanced to the next stage of clinical development per the FDA’s approval (or foreign equivalent) to commence such clinical trial.

1.6 Earnout Amount.

(a) For each Earnout Measurement Period, the Earnout Amount payable in cash to the Representative to be allocated among and further distributed to Sellers according to Sellers’ Pro Rata Percentages shall be as follows:

(i) For worldwide Net Sales of up to $100 million during any Earnout Measurement Period, Sellers shall be entitled to an Earnout Amount of 3% of such Net Sales.

(ii) For worldwide Net Sales in excess of $100 million and up to $400 million during any Earnout Measurement Period, Sellers shall be entitled to an Earnout Amount of 4% of such Net Sales.

(iii) For worldwide Net Sales in excess of $400 million during any Earnout Measurement Period, Sellers shall be entitled to an Earnout Amount of 5% of such Net Sales.

(b) For clarity, the payment obligations above apply to all forms, formulations, modifications, derivatives or improvements of the Drug, including Mitogen-activated protein kinase (“MEK”) related products, analogs and inventions based on or created through the use of the Drug.

(c) Payment of the applicable Earnout Amount shall be made no later than five Business Days after the applicable Earnout Report becomes final or the delivery of the Accountants’ determination, as applicable, with respect to the corresponding Earnout Measurement Period.

(d) Notwithstanding anything to the contrary herein, if Buyer or one or more of its Affiliates license patent rights owned or controlled by a third party (“Third Party License”), and the making, using, selling, offering for sale, or importing the Drug, whether alone or for the Drug’s share of any combination, would, in the absence of such a Third Party License, infringe the patent rights of the third party, then the Earnout Amount payable that is subject to such a Third Party License shall be reduced, on a country-by-country basis, by the lesser of (i) the actual royalty to be paid to the third party for the Third Party License in the relevant country and (ii) 50% of the royalties otherwise payable to Sellers pursuant to Section 1.6(a), provided that in no event shall the Earnout Amount be reduced by more than 50% in any country under this provision.

(e) Notwithstanding anything to the contrary herein, any sales of the Drug generated in a country after the Drug is no longer subject to any patent protection or regulatory exclusivity (under the FDA, including the Drug Price Competition and Patent Term Restoration Act in the US, or equivalent law in such other non-US market) shall, with respect to any such country, be subject to Earnout Amounts at fifty percent (50%) of the rate under Section 1.6(a) until the date that is ten (10) years following the first commercial sale of such Drug in such country. For clarity, if the Drug is no longer subject to any patent protection or regulatory exclusivity and ten (10) years have passed since the first commercial sale of such Drug in such country, sales of such Drug in such country shall no longer be included in the calculation of Net Sales hereunder.

1.7 Determination of Earnout Amount. Within ninety (90) days after the end of each calendar year, Buyer shall prepare and deliver to the Representative a report (the “Earnout Report”) setting forth Buyer’s calculation of the Net Sales for such calendar year and the resulting Earnout Amount. The Earnout Report shall include the total quantity of Drug sold, gross sales and Net Sales for each country in which sales were made, the date of any first commercial sales in any country during such calendar year, the currency exchange rates used in determining Net Sales, and a calculation of the amounts due under Section 1.6. If the Representative has any objections to the calculation of the Net Sales and the resulting Earnout Amount, then the Representative will deliver a detailed written statement (the “Earnout Objections Statement”) describing its objections to Buyer within thirty (30) days after delivery of the Earnout Report. If the Representative fails to deliver an Earnout Objections Statement within such thirty (30) day period, then the calculation of the Net Sales and the resulting Earnout Amount set forth in the Earnout Report shall become final and binding on all Parties. If the Representative delivers an Earnout Objections Statement within such thirty (30) day period, then the Representative and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Representative has submitted the Earnout Objections Statement, any remaining matters which are in dispute will be resolved by the Accountants. The Accountants will prepare and deliver a written report to Buyer and the Representative and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Earnout Report or any more favorable to the Representative than is proposed in the Earnout Objections Statement. The costs, expenses and fees of the Accountants shall be borne equally by Buyer, on the one hand, and the Representative (on behalf of Sellers), on the other hand; provided that, if there is no difference between the Earnout Amount as determined by the Accountants versus the Earnout Report, Seller shall pay 100% of the costs, expenses and fees of the Accountants; and provided further, if there is a difference between the Earnout Amount as determined by the Accountants versus the Earnout Report, the costs, expenses and fees of the Accountants shall be borne by the Parties in proportion to the respective Party’s difference from the final Earnout Amount as determined by the Accountants. Upon the Earnout Amount becoming final and binding in accordance with this Section 1.7, Buyer shall pay such Earnout Amount to the Representative (for distribution to the Sellers in accordance with their Pro Rata Percentages) in accordance with Section 1.4(c).

1.8 Calculations. All calculations of Net Sales under this Agreement, whether estimates or otherwise, shall be determined in accordance with GAAP, consistently applied.

1.9 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of portable document format (.PDF) signatures on the date of this Agreement (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. eastern time on such date.

1.10 Tax Treatment. The Parties agree that the purchase and sale of the Company Securities pursuant to this Agreement shall be treated for federal (and, where applicable, state and local) income Tax purposes as a transaction described in Rev. Rul. 99-6, 1999-1 C.B. 432 (situation 2). The Parties further agree that the Purchase Consideration, as increased by the liabilities of the Company as of the Closing Date, shall be allocated for income Tax purposes among the assets of the Company in accordance with the methodologies set forth on Schedule 1.10. For purposes of this Section 1.10, the Purchase Consideration (other than the Upfront Cash Consideration) will be valued as of the Closing, pursuant to a third-party valuation obtained by the Representative from a valuation expert reasonably acceptable to the Buyer. The Representative shall use commercially reasonable efforts to obtain such third-party valuation no later than forty-five (45) days following the Closing Date.

1.11 Audit. Buyer shall keep and maintain accurate and complete books and records regarding Net Sales for a period of at least 3 years following the payment of the corresponding Earnout Amount. Upon sixty (60) calendar days prior written notice from Representative, Buyer will permit Accountants to examine the relevant books and records of Buyer as may be reasonably necessary to verify the payments made under Section 1.6. An examination under this Section 1.11 will occur not more than once in any calendar year. Upon completion of the audit, the Accountants will provide both the Representative and Buyer a written report solely disclosing whether the payments made by Buyer are correct or incorrect and the specific details concerning any discrepancies. If the Accountants determine that the payments made by Buyer were less than the amount due to Representative (on behalf of Sellers), then Buyer will promptly pay the difference as a true-up, and if such payment represents more than five percent (5%) of the total payment of the Earnout Amount for that period that was owed to Representative (on behalf of Sellers), Buyer will (a) pay interest on such difference at a rate equal to three percentage points above the prime rate published by Citibank, N.A. (or any successor thereto) at 12:01 a.m. on the date that the applicable payment was originally due) and (b) reimburse Representative (on behalf of Sellers) for the reasonable expense incurred by Representative (on behalf of sellers) in connection with the audit. If the Accountants determine that there was an overpayment, then Sellers will promptly repay to Buyer the amount of the overpayment, and if such payment represents more than five percent (5%) of the total payment of the Earnout Amount for that period that was owed to Representative (on behalf of Sellers), Sellers will reimburse Buyer for the reasonable expense incurred by Buyer in connection with the audit. The fees of the Accountants for any such audit will be borne (x) if the audit results in a true-up payment, but that true-up payment equals more than five percent (5%) of the total payment of the Earnout Amount for that period that was owed to Representative (on behalf of Sellers), by Buyer only, (y) if the audit results in a true-up payment that equals less than five percent (5%) of the total payment of the Earnout Amount for that period that was owed to Representative (on behalf of Sellers), equally by Buyer and Sellers, and (z) if the audit results in no true-up payment being due or results in an overpayment, by Sellers only.

1.12 Performance by Third Parties. Buyer acknowledges and agrees that the payments set forth in Sections 1.5 and 1.6, and the diligence obligations under Section 4.12 (including, in each case, the definitions used therein), are intended to apply whether the performance of the applicable activities are undertaken by Buyer itself or by a third party, including any Affiliate, licensee, sublicensee or service provider (each, a “Third Party Provider”). References to performance or sales by Buyer shall be deemed to include all such Third Party Providers. To the extent that Buyer enters into an agreement with a Third Party Provider, Buyer shall use commercially reasonable efforts to have the Representative named as a third party beneficiary of such agreement.

1.13 Survival of Payment Terms. The payment terms under Sections 1.5-1.8 and 1.11-1.13, and the diligence obligations under Section 4.12, survive the Closing until all payment obligations under Sections 1.5 and 1.6 (and including any related reports and audit rights) have been fulfilled.

1.14 Amendment to Pro Rata Percentage. Buyer acknowledges and agrees that the ultimate allocation of the Purchase Consideration cannot be reasonably determined until the valuation described in Section 1.10 above is obtained by the Company. Accordingly, and notwithstanding anything to the contrary in the Lockup Agreement or the Warrants, the Representative shall be permitted to deliver in writing, not later than seventy five (75) calendar days following the Closing Date, an amended Schedule 1.1 of this Agreement revising the applicable Pro Rata Percentage and allocation among the Sellers of the Purchase Consideration and the other consideration payable hereunder, including reallocation of the Buyer Shares and the Warrants among the Sellers. Any such amended Schedule 1.1 shall be accompanied by a certification of all Sellers and the Representative as to the accuracy of such amended Schedule 1.1 and the Pro Rata Percentages and other allocations set forth therein. If such amended Schedule 1.1 is so delivered, the parties shall append it to this Agreement and, to the extent applicable, Buyer will cooperate by reflecting the reallocation in Buyer’s books and records of Buyer (including cooperating with the applicable transfer agent or other third party agent). To the extent such amended Schedule 1.1 reallocates any cash consideration among the Sellers, Sellers, and not Buyer, shall be solely responsible for any payments among the Sellers with respect thereto. For the avoidance of doubt, any reallocation pursuant to this Section 1.14 will have no impact on the total Purchase Consideration paid hereunder.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

2.1 Representations and Warranties of Sellers. Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule; provided, however, that the representations and warranties in Section 2.1(i) are made by Connecticut Innovations, Inc. only, for and on behalf of itself, and not by any other Seller.

(a) Authorization of Transaction. Such Seller has full power and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which such Seller is a party constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 2.1(a) of the Disclosure Schedule, such Seller is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is a party.

(b) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which such Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets are subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the Company Securities.

(c) Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) Company Securities. Such Seller holds of record and owns beneficially the number of Company Securities set forth next to such Seller’s name in Schedule 1.1, free and clear of any Liens (other than Liens under the Company’s limited liability company agreement from which the Company Securities will be automatically released by virtue of the transfer of the Company Securities to Buyer and the contemporaneous termination of the Company’s limited liability company agreement at the Closing). Such Seller is not a party to, and such Seller’s Company Securities are not subject to, any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Company Securities.

(e) Litigation. Such Seller is not engaged in or a party to or, to the Knowledge of such Seller, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, and such Seller has not received written or, to the Knowledge of such Seller, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement.

(f) Ancillary Agreements. Such Seller has reviewed the Ancillary Agreements and has had the opportunity to ask questions and receive answers concerning the terms, conditions and provisions of the same. Such Seller has had full access to such information and materials concerning Buyer as such Seller has requested. Buyer has answered all inquiries that such Seller has made to Buyer, including relating to the issuance of the Buyer Shares.

(g) Investment. Such Seller is not acquiring the Buyer Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(h) Accredited Investor. Such Seller is an accredited investor within the meaning of the Securities Act and has made inquiries to his satisfaction concerning all material facts relevant to his decision to consummate the transactions contemplated by this Agreement, including acquiring the Buyer Shares.

(i) Certain Debt. Other than Connecticut Innovation, Inc.’s rights to receive its Pro Rata Percentage of the Purchase Consideration in its capacity as a Seller hereunder, the Company is not an obligor under any Debt owed to Connecticut Innovations, Inc.

(j) Investigation. Sellers hereby acknowledge and agree that, except for the representations and warranties of Buyer expressly set forth in this Agreement (including the Disclosure Schedules), Sellers are relying on their own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Sellers are informed and sophisticated participants in the transactions contemplated by this Agreement and have undertaken such investigation, and have been provided with and has evaluated such information, as they have deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Sellers acknowledge and agree that, except for the representations and warranties of the Buyer expressly set forth in this Agreement (including the Disclosure Schedules), none of Buyer or any of its respective managers, directors, officers, employees, members, stockholders, Affiliates, agents or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Sellers, express or implied, at Law or in equity, with respect to the Buyer or its subsidiaries, or the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each Seller hereby disclaims any reliance upon any such representations and warranties not set forth in this Agreement.

Nothing in this Section 2.1 limits or modifies the representations and warranties of Buyer in this Agreement or the right of Sellers to rely thereon.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 2.2 are correct and complete as of the Closing Date.

(a) Organization of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of Buyer. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Buyer is a party constitute the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as required to comply with applicable federal and state securities Laws, Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party.

(c) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Buyer is subject, (ii) violate any provision of the Organizational Documents of Buyer or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject.

(d) Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e) Investment. Buyer is not acquiring the Company Securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 495,000,000 shares of common stock, $0.0001 par value per share (“Buyer Common Stock”), of which 26,698,688 are issued and outstanding, and 5,000,000 shares of preferred stock (“Buyer Preferred Stock”), of which no shares have been issued. All issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Immediately after the Closing (assuming no adjustment to the Purchase Consideration and prior to the exercise of the Warrants and any other outstanding warrants of Buyer), 29,398,688 shares of Buyer Common Stock will be issued and outstanding, and no shares of Buyer Preferred Stock will be issued and outstanding. Except as set forth on Section 2.2(f) of the Disclosure Schedule, there are no other stock or other ownership interests in Buyer or outstanding securities convertible or exchangeable into stock or other ownership interests of Buyer. The Buyer Shares that are being acquired by Sellers hereunder, when issued in accordance with the terms of this Agreement and for the consideration expressed herein, will be duly and validly issued and shall be free and clear of all Liens.

(g) Litigation. Buyer is not engaged in or a party to or, to the Knowledge of Buyer, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements, and Buyer has not received written or, to the Knowledge of Buyer, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements, except, in each case, as would not reasonably be expected to have a material adverse effect on Buyer’s ability consummate the transactions contemplated by this Agreement.

(h) Financial Statements; SEC Filings.

(i) To the Knowledge of Buyer, Buyer has timely filed or furnished all registration statements, prospectuses, definitive proxy statements, schedules and reports required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since September 1, 2021 (collectively, the “Buyer SEC Filings”). Each Buyer SEC Filing as of its applicable filing date, or on such date as it was amended and supplemented prior to the date of this Agreement, if applicable, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. To the Knowledge of Buyer, no Buyer SEC Filing contained any untrue statement of a material fact as of its applicable filing date or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading as of its applicable filing date.

(ii) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Filings (the “Buyer Financial Statements”), as of their respective dates (or if amended or supplemented in a Buyer SEC Filing filed prior to the date of this Agreement, as of the date amended or supplemented) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Buyer as of the respective dates thereof and for the respective periods indicated therein (subject to, in the case of unaudited financial statements, (A) normal year-end adjustments and (B) the absence of footnotes that would appear in audited financial statements). The books and records of Buyer have been, and are being, maintained in material compliance with applicable legal and accounting requirements. To the Knowledge of Buyer, there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case, regarding any violation of accounting practices of Buyer.

(i) Financial Capacity; Solvency. Buyer will have as of the Closing sufficient immediately available funds to pay, either in cash on hand or through debt or equity commitments from third party lenders or Affiliates, the Upfront Cash Consideration and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby which are required to be paid by Buyer at the Closing. Buyer is, and immediately after giving effect to the transactions contemplated by this Agreement will continue to be, Solvent. As used herein, “Solvent” means, with respect to any Person, that (i) the sum of the assets at a fair market valuation of such Person and its subsidiaries (on a consolidated basis), exceeds their respective liabilities, (ii) each of such Person and its subsidiaries (on a consolidated basis) has not incurred, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due and (iii) each of such Person and its subsidiaries (on a consolidated basis) does not have an unreasonably small amount of capital for the business in which it is engaged.

(j) Investigation. Buyer hereby acknowledges and agrees that, except for the representations and warranties of Sellers expressly set forth in this Agreement (including the Disclosure Schedules), Buyer is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Buyer acknowledges and agrees that, except for the representations and warranties of the Sellers expressly set forth in this Agreement (including the Disclosure Schedules), none of Sellers, the Company, or any of their respective managers, directors, officers, employees, members, stockholders, Affiliates, agents or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at Law or in equity, with respect to the Company or its subsidiaries, the Sellers, or the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Buyer hereby disclaims any reliance upon any such representations and warranties not set forth in this Agreement.

Nothing in this Section 2.2 limits or modifies the representations and warranties of Sellers in this Agreement or the right of Buyer to rely thereon.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article 3 are correct and complete as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.

3.1 Organization, Qualification, and Power.

(a) Section 3.1(a) of the Disclosure Schedule sets forth the jurisdiction of incorporation or formation of the Company and each state or other jurisdiction in which the Company is licensed or qualified to do business. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. The Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Company has full limited liability company power and authority and all Permits necessary to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.

(b) Section 3.1(b) of the Disclosure Schedule lists each member of the board of directors or managers, and officers, as the case may be, of the Company. Sellers have delivered to Buyer correct and complete copies of the Organizational Documents, the minute book and stock record books for the Company, each of which is correct and complete. The Company is not in default under or in violation of any provision of its Organizational Documents.

3.2 Authorization of Transaction. The Company has full limited liability company power, authority and legal capacity to execute and deliver the Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of the Agreement and the Ancillary Agreements to which it is a party and the performance by the Company of the transactions contemplated hereby and thereby have been duly approved by all requisite limited liability company action of the Company. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which the Company is a party constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 3.2 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party.

3.3 Capitalization and Subsidiaries. All of the Company Securities are owned beneficially and of record by Sellers. The Company Securities represent 100% of the outstanding membership interests or other ownership or equity interests in the Company. All of the Company Securities have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Section 3.3 of the Disclosure Schedule lists the Company’s membership interests and the record and beneficial owner of such membership interests, and each such owner has good and indefeasible title to all of the membership interests free and clear of all Liens. There are no other membership interests or other ownership or equity interests in the Company or outstanding securities convertible or exchangeable into membership interests or other ownership or equity interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership interests or other ownership or equity interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other Contracts with respect to the voting of the stock or other ownership or equity interests of the Company. Upon the Closing, the Company Securities will be delivered to Buyer free and clear of all Liens (other than any Liens which may result from any actions taken by Buyer), and Buyer will have good and marketable title to the Company Securities. The Company does not have, and, has never had, any Subsidiaries.

3.4 Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company is subject, (ii) violate or conflict with any provision of the Organizational Documents of the Company, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

3.5 Brokers’ Fees. Except as set forth on Section 3.5 of the Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Assets.

(a) The Company has good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by them, located on their premises or shown on the Most Recent Balance Sheet or acquired after the date thereof (other than inventory sold in the Ordinary Course of Business), free and clear of all Liens, except for Permitted Liens. The assets, properties and rights owned by the Company are all the assets, properties and rights used by the Company in the operation of the Business or necessary to operate the businesses of the Company in substantially the same manner conducted during the twelve (12) month period prior to the Closing, consistent with past practice.

(b) The buildings, machinery, equipment and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable in all material respects for the purposes for which they are presently used.

3.7 Financial Statements; Interim Conduct.

(a) Attached to Section 3.7(a) of the Disclosure Schedule are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (i) unaudited consolidated balance sheets, statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2019, 2020, and 2021 (the “Most Recent Fiscal Year End”); and (ii) unaudited consolidated balance sheets, statements of income, stockholders’ equity and cash flows (the “Most Recent Financial Statements”) as of and for the eight (8) month period ended August 31, 2022 (the “Most Recent Fiscal Month End”). Attached to Section 3.7(a) of the Disclosure Schedule is the Company’s good faith estimation of its unaudited consolidated balance sheet as of and for the year to date period ending as of September 30, 2022 (and, for the avoidance of doubt, such estimated unaudited consolidation balance sheet shall not be considered a “Financial Statement” for purposes of this Agreement or any of the Ancillary Agreements. The Financial Statements are correct and complete in all material respects and consistent with the books and records of the Company (which are in turn correct and complete in all material respects), have been prepared in accordance with fair and reasonable accounting principles, consistently applied, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments and lack notes (none of which will be material individually or in the aggregate).

(b) Since the Most Recent Fiscal Year End, the business of the Company has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which could reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Section 3.7(b) of the Disclosure Schedule, since the Most Recent Fiscal Year End the Company has not:

(i) sold, leased, transferred or assigned any assets or property (tangible or intangible) with a value in excess of $10,000, other than sales of inventory in the Ordinary Course of Business;

(ii) experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $10,000;

(iii) received notice from any Person regarding the acceleration, termination, modification or cancelation a Contract, which, if in existence on the date hereof, would be required to be listed on Section 3.14(a) of the Disclosure Schedule;

(iv) issued, created, incurred or assumed any Debt involving more than $10,000;

(v) forgave, canceled, compromised, waived or released any Debt owed to it or any right or claim;

(vi) issued, sold or otherwise disposed of any of its membership interests or other ownership or equity interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange, exercise or otherwise) any of its membership interests or other ownership or equity interests or declared, set aside, made or paid any dividend or distribution with respect to its membership interests or other ownership or equity interests (other than Tax distributions made in the Ordinary Course of Business consistent with past practice) or redeemed, purchased or otherwise acquired any membership interest or other ownership or equity interest or amended or made any change to any of its Organizational Documents or made any other payment to its members (or any Affiliates of such members);

(vii) granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any manager, director, officer, employee, consultant, advisor or agent, except wage or salary increases set forth on Section 3.7(b)(vii) of the Disclosure Schedule required by existing Contracts;

(viii) engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(ix) made any commitment outside of the Ordinary Course of Business or in excess of $10,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(x) instituted any material change in the conduct of its business or any material change in its accounting practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, or operation;

(xi) taken or omitted to take any action which could be reasonably anticipated to have a Material Adverse Effect;

(xii) made, changed or rescinded any Tax election, adopted or changed any Tax accounting method, settled or compromised any Tax liability, amended any Tax Return or took any position on any Tax Return, took any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax assets of the Company in respect of any taxable period ending after the Closing Date;

(xiii) collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;

(xiv) entered into any transaction with any Affiliate; or

(xv) agreed or committed to any of the foregoing.

(c) All notes and accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of the Company generated since the Most Recent Fiscal Month End (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company as to which full performance has been fully rendered, and are valid and enforceable claims. The Receivables are not subject to any pending or, to the Knowledge of the Company, threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves on the Most Recent Financial Statements, if any, against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with fair and reasonable accounting principles, consistently applied in accordance with past custom and practice.

(d) The accounts payable of the Company reflected on the Most Recent Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business or are being contested by the Company in good faith.

(e) The inventory of the Company (i) does not include a material amount of items that are obsolete or of a material quantity or material quality not usable or salable in the Ordinary Course of Business and (ii) includes only items sold by the Company in the Ordinary Course of Business. The inventory disposed of subsequent to the date of the Most Recent Fiscal Year End has been disposed of only in the Ordinary Course of Business. No inventory of the Company is held on a consignment basis. The quantities of each item of inventory of the Company (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.8 Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements, or (d) liabilities and obligations pursuant to any Contract listed on Section 3.14(a) of the Disclosure Schedule or not required by the terms of Section 3.14(a) to be listed on Section 3.14(a) of the Disclosure Schedule, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty.

3.9 Legal Compliance.

(a) The Company and its predecessors and Affiliates have complied and are in compliance, in each case in all material respects, with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened, alleging any failure so to comply. Since January 1, 2019, the Company has not received any written notice or written communication alleging any non-compliance of the foregoing.

(b) Section 3.9(b) of the Disclosure Schedule sets forth a correct and complete list all material Permits held by the Company. Such Permits (i) constitute all Permits necessary for the Business and the operation of the business of the Company substantially as it is conducted in the past twelve (12) months and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of the Company, threatened to revoke, suspend or limit any material Permit.

(c) Neither the Company, nor any of its officers, managers, members, directors, agents, employees or any other Persons acting on their behalf, has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, Customer or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such payments, contributions or gifts.

3.10 Tax Matters.

(a) The Company has filed with the appropriate taxing authorities all Tax Returns that they were required to file. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or are reflected as reserves on the Most Recent Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Securities or any of the assets of the Company.

(b) Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Company.

(c) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened against the Company or concerning the Company with respect to any Taxes. The Company has not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company by any taxing authority.

(d) All Taxes that are required to be withheld or collected by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of the Company, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(e) No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) The Company is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and are not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(g) The Company will not be required as a result of (i) a change in method of accounting or improper use of an accounting method for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition, or (iv) the receipt of any prepaid income or deferred revenue, to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.

(h) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) Section 3.10(i) of the Disclosure Schedule lists all Tax Returns filed by the Company for Tax periods ended on or after January 1, 2018, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

(j) The Company is not, nor has ever been, a party to any “listed transaction” as defined in Section 6707(A)(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(k) There is no Contract to which the Company is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)), 162 or 404 of the Code.

(l) The Company has not deferred (i) any “applicable employment taxes” under Section 2302 of the CARES Act, or (ii) any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 or Notice 2020-22.

(m) The Company, for federal (and, where applicable, state and local) income Tax purposes, is and has been at all times since formation validly classified as a “partnership” within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(i).

(n) The Company has not elected to apply the partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 for any taxable year beginning prior to January 1, 2018.

3.11 Real Property.

(a) The Company does not own and has never owned any real property.

(b) Section 3.11(b) of the Disclosure Schedule sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3.11(b) of the Disclosure Schedule with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the assignment of the Lease to Buyer pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s possession and quiet enjoyment of the leased real property under such Real Property Lease has not been disturbed in any material respect, and to the Company’s Knowledge, there are no disputes with the landlord with respect to such Real Property Lease; (iv) neither the Company nor any other party to the Real Property Lease is in material breach or material default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Real Property Lease; (v) no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (vi) the Company does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (vii) the other party to such Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company; (viii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Real Property Lease or any portion thereof which sublease, license or grant is currently in force and effect. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business as it is currently conducted. The Company has no rent or other obligations outstanding relating to the Leased Real Property.

3.12 Intellectual Property.

(a) Except as set forth on Section 3.12(a) of the Disclosure Schedule, the Company owns, licenses or otherwise has the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property material to the Business or the conduct of the business of the Company as currently conducted and contemplated to be conducted (collectively, the “Company IP Rights”).  Section 3.12(a) of the Disclosure Schedule sets forth a list of the Company IP Rights, whether registered and unregistered.  The Company has made all necessary filings and paid all necessary fees to maintain all registrations or pending applications for any registered Company IP Rights. There are no outstanding deadlines that will expire within six (6) months of the Closing Date for any registrations or applications for any Company IP Rights.

(b) The Company IP Rights constitute all Intellectual Property that is material and necessary for the Business and the conduct of the business of the Company as currently conducted and the continued operation of Business and the businesses of the Company consistent with past practices.  The Company IP Rights owned or used by the Company immediately prior to the Closing Date will be owned or available for use, respectively, by Buyer immediately after the Closing Date on substantially identical terms and conditions as owned or used by the Company immediately prior to the Closing Date.

(c) The issued patent claims contained within the Company IP Rights are in force, valid, and enforceable.

(d) Section 3.12(d) of the Disclosure Schedule sets forth a list of all agreements to which the Company IP Rights are bound or that affect the Company IP Rights, including but not limited to license agreements.

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedule, (i) there are no claims pending against the Company (or its employees, agents, distributors, suppliers, or vendors) contesting the use, ownership, validity, enforceability, or priority of the Company IP Rights owned by the Company, or alleging that the Company (or its employees, agents, distributors, suppliers, or vendors) is currently infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, (ii) within the last three (3) years, there have been no claims against the Company (or its employees, agents, distributors, suppliers, or vendors) contesting the use, ownership, validity, enforceability, or priority of the Company IP Rights owned by the Company, or alleging that the Company (or its employees, agents, distributors, suppliers, or vendors) was infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, and (iii) there are no claims pending that have been brought by the Company against any Person currently alleging infringement, misappropriation or other violation of any Company IP Rights.

(f) To the Knowledge of the Company, except as set forth on Section 3.12(f) of the Disclosure Schedule, (i) the conduct of the businesses of the Company as currently conducted, and the continued operation of such businesses consistent with past practices, does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person, and (ii) no Person is currently infringing, misappropriating, or otherwise violating the Company IP Rights.

(g) Except as set forth on Section 3.12(g) of the Disclosure Schedule, all Company IP Rights owned by or developed by and/or for the Company was developed by (i) employees of the Company within the scope of their employment; or (ii) independent contractors who have entered into written agreements with the Company that assigned and agreed to assign all right, title and interest in and to any Intellectual Property developed to the Company.  All employees of the Company have executed employment agreements, and all independent contractors have entered into contracts that obligate them to assign and agree to assign all right, title and interest in and to any Intellectual Property developed to the Company. No employee or independent contractor of the Company has entered into any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Company IP Rights or requires the employee or independent contractor to transfer, assign or disclose information concerning the Company IP Rights to anyone other than the Company. There have been no, and there are no ongoing, inventorship disputes, and all inventors are cooperating with the Company pursuant to their employment and/or consulting agreements with the Company.

(h) Except as set forth on Section 3.12(h) of the Disclosure Schedule, the Company is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement that involves any Company IP Rights.

(i) The Company has taken all necessary steps to protect and preserve the confidentiality of all Trade Secrets,  and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and the Company.  The Company is not aware of any disclosure of its Trade Secrets. The Company has not breached any contracts or agreements of non-disclosure or confidentiality.

(j) To the Knowledge of the Company, no Person has been infringing, misappropriating, or otherwise violating any Company Intellectual Property. The Company has not brought or threatened to bring, request, or suggest any claim, action, suit, proceeding, arbitration, complaint, charge or investigation against any Person or any Person’s product, application, or registration in relation to any such infringement, misappropriation, or other violation of Company Intellectual Property.

(k) The Company IP Rights do not include any proprietary software or other custom software developed for the Company.

3.13 Data and Privacy Security.

(a) The Company’s Processing of Personal Information is in material compliance with all Data Security Requirements. The Company has a written privacy policy that governs the Processing of Personal Information. The Company has neither received any written complaint or claim from any Person, nor has it been the subject of any inquiry or claim and has not received written notice of any proceeding or investigation, by any Governmental Body regarding the Processing of Personal Information or the actual or alleged violation of any Data Security Requirement.

(b) There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company Systems that has resulted in disruption or damage to the business of the Company and that has not been remedied. The Company has commercially-reasonable administrative, technical and physical safeguards to protect the confidentiality, privacy and security of Personal Information.

(c) The Company has not experienced: (i) any unauthorized access to or acquisition of information that compromises the security, confidentiality or integrity of Personal Information held or Processed by or on behalf of any of the Company or otherwise in the possession, custody or control of any of the Company; (ii) any unauthorized disclosure of, access to or use of Personal Information or (iii) any unauthorized intrusion into Systems containing Personal Information that results in unauthorized access or access in excess of authorization.

(d) The Company has obtained all Privacy Consents as required under applicable Laws for all Processing of Personal Information performed by or on behalf of the Company and the Company holds records evidencing such Privacy Consents. The Company has a valid and legal right (whether contractually, by Law, or otherwise) to Process all Personal Information for the purpose such Personal Information was collected, used, or disclosed in connection with the Company’s operation of its business. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information resulting from such transactions, will violate any Data Security Requirements or Privacy Consents.

3.14 Contracts.

(a) Section 3.14(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party:

(i) each Contract with consideration paid or payable of more than $10,000 in the aggregate over any twelve (12) month period;

(ii) each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Real Property or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $10,000 and with terms of less than one year);

(iii) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(iv) each Contract relating to the acquisition, sale, transfer or disposition by the Company of any material assets or properties, or of the operating business or the capital stock of or other equity interests in any other Person that were consummated in the last three (3) years or under which there is any surviving liability (including indemnification obligations, contingent payments, or non-finally determined or non-finally settled purchase price adjustments) against the Company;

(v) each Contract containing any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business, to do business in any geographic area, or to compete with any Person;

(vi) each Contract involving the payment of royalties or other amounts calculated based on the revenues or income of the Company or income or revenues related to any product or services provided by the Company;

(vii) each power of attorney;

(viii) each related-party Contract between the Company, on the one hand, and any Affiliate thereof (including any Seller), on the other hand;

(ix) each Contract for or relating to, or evidencing or guaranteeing, Debt;

(x) each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(xi) each Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement, in each case not otherwise listed in Section 3.17(a) of the Disclosure Schedules;

(xii) each Contract under which the Company has advanced or loaned to any other Person amounts in the aggregate exceeding $10,000;

(xiii) each vendor or manufacturing agreement;

(xiv) [Intentionally Omitted];

(xv) any material settlement agreement entered into in the last three (3) years by or on behalf of the Company;

(xvi) each employment or consulting Contract or other Contract with any of the Company’s officers, managers, partners, directors, consultants, independent contractors or employees;

(xvii) each Intellectual Property License;

(xviii) each Contract under which the Company agrees to purchase or sell goods or services from or to any Person on a “most favored nations” basis;

(xix) each confidentiality agreement and non-disclosure agreement still in effect and entered into outside the Ordinary Course of Business;

(xx) each Contract which purports to be binding on Affiliates of the Company; and

(xxi) any other agreement material to the Company whether or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to Buyer a correct and complete copy of each written Material Contract, together with all amendments, addenda, modifications, exhibits, attachments, waivers or other changes thereto. Section 3.14(b) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts (if any).

(c) Each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.14(c) of the Disclosure Schedule, (i) no Material Contract has been materially breached or canceled by the Company or, to the Knowledge of the Company, any other party thereto, (ii) the Company has performed all material obligations under such Material Contracts required to be performed by the Company, (iii) there is no event which, upon giving of notice or lapse of time or both, would reasonably be expected to constitute a material breach or material default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (iv) the Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no (and during the last three years, there have not been any) complaints, charges, Proceedings, Orders, or investigations pending or, to the Knowledge of the Company, threatened relating to or affecting any material property or asset of the Company. There is no outstanding Order to which the Company is subject. The Company is adequately insured with respect to each of the matters set forth on Section 3.15 of the Disclosure Schedule.

3.16 Employees.

(a) Except as provided in Section 3.16(a) of the Disclosure Schedule, the Company does not have any employees and has not had any employees in the past three (3) years.

(b) Section 3.16(b) of the Disclosure Schedule sets forth a complete and correct list of complete and accurate list of all the independent contractors, consultants, temporary employees, leased employees or any other servants or agents performing services with respect to the operation of the business of the Company and classified by the Company as other than an employee or compensated other than through wages paid by the Company through its payroll department and reported on a Form W-2 (“Contingent Workers”), which list is current as of the date hereof and includes any Contingent Worker who has performed services for the Company during the two-year period immediately preceding such date, and provides for each such Contingent Worker such individual’s role in the business, start date, working location, hours worked per week, fee or compensation arrangements and other contractual terms with the Company.

(c) Sellers have provided Buyer with complete and correct copies of (i) all existing severance, accrued vacation or other leave agreement, policies or retiree benefits of any officer, director, manager, employee or Contingent Worker of the Company, (ii) all trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all manuals and handbooks applicable to any current or former director, manager, officer, employee or Contingent Worker of the Company. The employment or consulting arrangement of each officer, director, manager, employee or Contingent Worker of the Company is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company as the case may be, and the Company does not have any severance obligations if any such officer, director, manager, employee or Contingent Worker is terminated. To the Knowledge of the Company, no executive or key officer, director, manager, employee or Contingent Worker of the Company has any plans to terminate employment with the Company except as otherwise requested in writing by Buyer in connection with the transactions contemplated by this Agreement.

(d) The Company has not experienced (nor, to the Knowledge of the Company, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Company has not committed any material unfair labor practice. To the Knowledge of the Company, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to Contingent Workers. To the Knowledge of the Company, no union claims or demands to represent any Contingent Workers, there are no organizational campaigns in progress with respect to any of the Contingent Workers and no question concerning representation of such individuals exists. The Company has paid in full to all of its Contingent Workers all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such Contingent Workers.

(e) Except as set forth on Section 3.16(e) of the Disclosure Schedule: (i) the Company is in material compliance, and has at all times been in material compliance, with all applicable Laws relating to labor and employment, including, without limitation, classification as independent contractors or employees; (ii) there are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters pending or, to the Knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; and (iii) none of the employment policies or practices of the Company are currently being audited or investigated, or to Knowledge of the Company, subject to imminent audit or investigation by any governmental authority.

(f) Except as set forth on Section 3.16(f) of the Disclosure Schedule, the Company has not, within the past three (3) years, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar state, local or foreign Law or regulation (the “WARN Act”) affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90) day period preceding the date hereof, no individual has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company.

(g) To the Knowledge of the Company, within the last five (5) years: (i) no Contingent Worker has made any allegation of sexual harassment against the Company or against any Company Affiliate; and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment made by a Contingent Worker. To the Knowledge of the Company, there is no, and during the last three (3) years there has been no, consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer or executive-level employee or Affiliate of the Company on the one hand, and any current or former Contingent Worker on the other hand; or (ii) between any supervisory Contingent Worker of the Company on the one hand, and any current or former Contingent Worker within the same reporting structure on the other hand.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute or with respect to which the Company has any liabilities. Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been established, maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(b) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) or a Multiemployer Plan. No Employee Benefit Plan that is Employee Welfare Benefit Plan provides health or life insurance or other welfare-type benefits for current or future retired or terminated employees or service providers (or any spouse or other dependent thereof) other than in accordance with COBRA.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will (i) result in any payment or benefit (including severance, retention, unemployment compensation or otherwise) becoming due to any current or former officer, director, manager, employee or independent contractor of the Company (or any beneficiary or permitted transferee thereof); (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in any acceleration of the timing of payment or vesting or funding, or forfeiture of, any such benefits or compensation to any extent; or (iv) give rise to (or already has resulted in) a payment or provision of any other benefit (including accelerated vesting) that, individually or collectively, would not be deductible by reason of Section 280G of the Code. Neither the Company nor any Seller has any obligation to “gross-up,” compensate, reimburse, “make-whole,” or otherwise indemnify any individual for the imposition of any Tax under Sections 4999 or 409A of the Code.

3.18 Debt. Except as set forth on Section 3.18 of the Disclosure Schedule, the Company does not have any Debt and is not liable for any Debt of any other Person. The Company has not applied for or received any governmental funding, including under the Paycheck Protection Program administered by the Small Business Administration in response to the COVID-19 pandemic, or otherwise.

3.19 Environmental, Health, and Safety Matters.

(a) The Company has for the past three (3) years complied and is in compliance (including obtaining and complying with all Permits), in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(b) The Company has not received any notice, claim, citation, suit or other demand regarding any violation of Environmental, Health, and Safety Requirements or any liabilities arising under Environmental, Health, and Safety Requirements.

(c) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility, in each case, in a manner that would give rise to material liabilities, pursuant to any Environmental, Health, and Safety Requirements.

(d) Copies of all environmental reports, assessments, investigations and notices relating to the Company or the Business that are in the possession of the Company or any of the Sellers have been provided to Buyer.

3.20 Business Continuity. To the Company’s Knowledge, none of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the Business and the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company.

3.21 Certain Business Relationships with the Company. Except as set forth on Section 3.21 or Section 3.14(a)(viii) of the Disclosure Schedule, none of Sellers, nor any officer, manager, partner or director of the Company nor any of the Affiliates of any of the foregoing (other than the Company):

(a) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is engaged in the Business or is a competitor, supplier, customer, lessor or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(b) has any claim against or owes any amount to, or is owed any amount by, the Company;

(c) has any interest in or owns any assets, properties or rights used in the Business or in the conduct of the business of the Company;

(d) is a party to any Contract to which the Company is a party or which otherwise benefits the business of the Company; or

(e) has received from or furnished to the Company any goods or services since the Most Recent Fiscal Year End or is involved in any business relationship with the Company.

3.22 Restrictions on Business Activities. Except as set forth on Section 3.14(a)(v) of the Disclosure Schedules, there is no Contract, Order, or other instrument binding upon the Company, Sellers, or the current or former officers, managers or directors of the Company which restricts or prohibits the Company from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the business of the Company, including the Business.

3.23 FDA. The Company and each of its Subsidiaries at all times since January 1, 2018 has been in compliance, as applicable, with the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the regulations promulgated thereunder, and all other applicable laws and regulations of the relevant government authority in the countries in which the Company develops its products, including but not limited to (i) the requirement for and the terms of all necessary Permits, including, without limitation, approvals, clearances, exemptions, and licenses, (ii) current Good Manufacturing Practices (“cGMP”), (iii) establishment registration and product listing, (iv) labeling, promotion, and advertising, (v) Good Clinical Practices (“GCP”) and Good Laboratory Practices (“GLP”), (vi) payment of all application, product, and establishment fees, and (vii) recordkeeping and reporting requirements other than those applicable to cGMP, GCP, and GLP, in each of the foregoing (i)-(vii), to the extent required by applicable law and applicable to the business activities of the Company.

3.24 Debarment, Disqualification, Exclusion. No officer, employee or agent of the Company or its Subsidiaries has been, or has been threatened to be: (a) debarred under FDA Proceedings under 21 U.S.C. § 335a; (b) disqualified under FDA investigator disqualification Proceedings; (c) subject to FDA’s Application Integrity Policy; or (d) subject to any enforcement Proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.

3.25 No Other Representations or Warranties. The representations and warranties expressly set forth in Section 2.1, this ARTICLE 3 and elsewhere in this Agreement (including the related portions of the Disclosure Schedules), constitute the sole and exclusive representations and warranties of the Sellers (individually or collectively) to Buyer in connections with the transactions contemplated hereby. Except as otherwise expressly set forth in Section 2.1 and this ARTICLE 3, Sellers expressly disclaim any representations or warranties of any kind or nature, express or implied. Further, Sellers hereby expressly disclaim any other representations or warranties of any kind or nature, legal or contractual, express or implied, notwithstanding the delivery or disclosure to Buyer or Buyer’s officers, directors, employees, agents or representatives of any documentation or other information.

Nothing in Section 2.1 and this ARTICLE 3 limits or modifies the representations and warranties of Buyer in this Agreement or the right of the Sellers to rely thereon.

ARTICLE 4

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

4.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments, agreements, certificates, and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 6 below). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company.

4.2 Litigation Support. In the event and for so long as Buyer or the Company actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of Sellers will cooperate with Buyer and its counsel in the contest or defense and provide such testimony and access to such Seller’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer or the Company is entitled to indemnification therefor under Article 6 below).

4.3 Transition. None of Sellers shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, Customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

4.4 Confidentiality. Each Seller agrees not to disclose or use any Confidential Information, except that, if and as long as a Seller is an employee of the Company after the Closing, then such Seller may use the Confidential Information in the ordinary course of his or her employment on behalf of the Company so long as such use is in compliance with all policies and agreements applicable to such Seller. Upon termination of such employment, each Seller will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or her possession. If any Seller is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information (including, in the case of Connecticut Innovations, Incorporated, Freedom of Information Act or similar state law requests), then such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller in breach of this Section 4.4. Notwithstanding anything to the contrary herein, (i) Howard Worman shall not be prohibited from engaging in any of the activities described in Section 4.5 of the Disclosure Schedules and (ii) Connecticut Innovations, Incorporated shall not be prohibited from responding to Freedom of Information Act or similar state law requests for which a successful protective order was not obtained as contemplated above).

4.5 Covenant Not to Compete. During the Restricted Period, each of Uday Khire, Howard Worman and their Affiliates will not, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, representative, agent or otherwise), anywhere in the Applicable Area, engage in the Business or any business that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any Person that is engaged in the Business or in any activity that competes with the Business; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business. Notwithstanding anything to the contrary herein, Howard Worman shall not be prohibited from engaging in any of the activities described in Section 4.5 of the Disclosure Schedules.

4.6 Covenant Not to Solicit. During the Restricted Period, each of Uday Khire, Howard Worman and their Affiliates will not, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, representative, agent or otherwise), (a) call upon, solicit or provide services to any Customer with the intent of selling or attempting to sell any products or services similar to those offered by the Business, (b)  hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person currently or formerly employed by, or providing consulting services to, the Company, or induce or attempt to induce any Person to leave such employment or consulting arrangement, or (c) in any way interfere with the relationship between the Buyer and/or the Company and any employee, consultant, Customer, sales representative, broker, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relation) of the Buyer and/or the Company (including, without limitation, by making any negative or disparaging statements or communications regarding the Buyer and/or the Company or any of their businesses, operations, officers, directors or investors). Notwithstanding anything to the contrary herein, Howard Worman shall not be prohibited from engaging in any of the activities described in Section 4.5 of the Disclosure Schedules.

4.7 Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 4.5 or 4.6 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of a Proceeding involving Sections 4.4, 4.5 or 4.6, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such Proceeding, including any appeal therefrom. The existence of any claim or cause of action by any Seller against Buyer, the Company or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the provisions of Section 4.4, 4.5 or 4.6, which Sections will be enforceable notwithstanding the existence of any breach by Buyer or the Company. Notwithstanding the foregoing, no Seller will be prohibited from pursuing such claims or causes of action against Buyer or the Company.

4.8 Release. Each Seller, for himself, itself and his or its Affiliates, heirs, personal representatives, successors and assigns, as applicable, (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Buyer, the Company, each of its respective Affiliates, and each of their respective predecessors, successors, direct or indirect Subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, contingent or matured, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 4.8, “Released Claims” does not include, and the provisions of this Section 4.8 shall not release or otherwise diminish, (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements, and (ii) if such Seller is an employee of the Company, in respect of (i) the current year’s accrued but unpaid compensation and (ii) such employee’s outstanding benefits under the Employee Benefit Plans of the Company as of the Closing Date.

4.9 [Intentionally Omitted]

4.10 [Intentionally Omitted]

4.11 Registration of Registrable Stock.

(a) Buyer shall as promptly as reasonably practicable and not later than forty-five (45) calendar days following the filing of Buyer’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Registration Filing Date”) (i) file with the Securities and Exchange Commission (the “SEC”) (A) a resale shelf registration statement under the Securities Act on Form S-3 (or any successor short form registration involving a similar amount of disclosure) or if then ineligible to use any such form, then any other available form of registration statement, or (B) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing shelf registration statement in accordance with Rule 430B under the Securities Act, in each case for the public resale of the Buyer Shares received or to be received by the Sellers as Purchase Consideration and the Buyer Common Stock underlying the Warrants (collectively, the “Registrable Stock”) to be made on a continuous basis pursuant to Rule 415 under the Securities Act, and or any successor registration statement and prospectus to the same effect (each, a “Registration Statement”), and, in the case of clause (A) above, use reasonable best efforts to cause the Registration Statement to become effective within ninety (90) calendar days after the Registration Filing Date, (ii) use reasonable best efforts to cause any such Registration Statement to remain effective or replace such Registration Statement with a new effective Registration Statement until the earlier of (1) the date when all Registrable Stock has been sold or (2) the date when all Registrable Stock first becomes eligible for sale pursuant to Rule 144 under the Securities Act without any volume limitation thereunder, and (iii) use its reasonable best efforts to prepare and file with the SEC any required amendments to the Registration Statement and the prospectus (including any prospectus supplement) used in connection therewith (a “Shelf Prospectus”). Notwithstanding the foregoing, Buyer shall have no obligation to register or to maintain the effectiveness of the Registration Statement with respect to any shares of Registrable Stock covered by the Registration Statement that become eligible for sale pursuant to Rule 144 under the Securities Act without any volume limitation thereunder. Notwithstanding the foregoing, Buyer shall not be required to file the Registration Statement contemplated by this Section 4.11 if Buyer, in its good faith judgment (after consultation with its legal advisors), has determined that the offer and sale or other disposition of Registrable Stock pursuant to the Registration Statement would require public disclosure by Buyer of material nonpublic information that Buyer is not otherwise obligated to disclose; provided, that such filing shall not be delayed by more than sixty (60) calendar days.

(b) (i) Upon the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of any Action with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act, (ii) if the Registration Statement or Shelf Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (including, in any such case, as a result of the non-availability of financial statements), (iii) Buyer, in its reasonable good faith judgment, has determined that the offer and sale or other disposition of Registrable Stock would require public disclosure by Buyer of material nonpublic information that is not included in the Registration Statement and that immediate disclosure of such information would be materially detrimental to Buyer, or (iv) upon the occurrence or existence of any other development, event, fact, situation or circumstance relating to Buyer that, in the judgment of a majority of the board of directors of Buyer, makes it appropriate to suspend the availability of the Registration Statement and/or Shelf Prospectus, then (A)(1) in the case of clause (ii) above, and subject to clauses (iii) and (iv) above, Buyer shall as promptly as reasonably practicable prepare and file a post-effective amendment to such Registration Statement or a supplement to the related Shelf Prospectus, as applicable, so that such Registration Statement or Shelf Prospectus, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and subject to clause (iii) above, in the case of a post-effective amendment to the Registration Statement, use reasonable best efforts to cause it to become effective as promptly as reasonably practicable, and (2) in the case of clause (i) above, use reasonable best efforts to cause such stop order to be lifted, and (B) Buyer shall give notice to the Sellers that the availability of such Registration Statement or Shelf Prospectus is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, each Seller agrees that it shall not sell any Registrable Stock pursuant to the Registration Statement or Shelf Prospectus until the Sellers are notified by Buyer of the effectiveness of the post-effective amendment to the Registration Statement provided for in clause (A) above, or until it is notified in writing by Buyer that the Shelf Prospectus may be used. In connection with any development, event, fact, situation or circumstance covered by clause (iii) above, Buyer shall be entitled to exercise its rights pursuant to this Section 4.11(b) to suspend the availability of the Registration Statement and Shelf Prospectus for no more than an aggregate of 60 calendar days in the aggregate in any one-year period.

(c) In connection with the performance of its obligations under this Section 4.11, Buyer shall pay all registration fees under the Securities Act and any applicable exchange, all printing expenses and all fees and disbursements of Buyer’s legal counsel, Buyer’s independent registered public accounting firm and any other persons retained by Buyer, and any other expenses incurred by Buyer. Each Seller shall pay any discounts, commissions and transfer Taxes, if any, attributable to the sale of Registrable Stock and any other expenses (including the fees and expenses of other advisors and agents, if any) incurred by it.

(d) The obligations of the Buyer under this Section 4.11 shall be subject to the requirements that each Seller (i) shall furnish, within ten (10) Business Days following receipt thereof (and immediately advise Buyer of any change therein), to Buyer a completed customary selling stockholder questionnaire in the form to be provided by Buyer to Sellers, which shall include such information with respect to such Seller as is required to be included under the Securities Act in the Registration Statement (or any amendment or supplement thereto) or any Shelf Prospectus, (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to the Registration Statement, (iii) shall, severally, and not jointly, indemnify Buyer, each officer and director of Buyer, and each person, if any, who controls Buyer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim and damage arising out of any untrue statement of a material fact contained in the Registration Statement or any Shelf Prospectus (or any amendment thereto) or the omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to untrue statements or omissions made in the Registration Statement or any Shelf Prospectus (or any amendment thereto) in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of such Seller for use in the Registration Statement or any Shelf Prospectus (or any amendment thereto), and (iv) shall, upon request, report to Buyer all sales or other distributions of Registrable Stock pursuant to the Registration Statement. The obligations of Buyer and the Sellers under this Section 4.11 shall survive the completion of any offering or sale of Registrable Stock pursuant to any Registration Statement.

(e) Buyer shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Seller, the officers, directors, agents, brokers, investment advisors and employees of each of them, each Person who controls any such Seller (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained or incorporated by reference in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or amendment or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Seller furnished in writing to the Buyer by such Seller expressly for use therein, which information was reasonably relied on by the Buyer for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party hereunder and shall survive the transfer of the Registrable Stock by the Seller.

(f) If any indemnification provided for in Section 4.11(d) or Section 4.11(e) is unavailable to an indemnified party hereunder in respect of any losses, claims, damages or liabilities referred to therein, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(g) Buyer may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the shares that are subject to the Lock-Up Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, DATED AS OF OCTOBER 11, 2022, BY AND BETWEEN THE COMPANY AND THE SHAREHOLDER NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

(h) In furtherance of the foregoing, the Parties shall cause their respective officers, directors, managers, employees, representatives and agents, as applicable, to be reasonably available to the other Parties and their respective counsel in connection with the drafting of the Registration Statement and to respond in a timely manner to comments thereto from the SEC.

4.12 Commitment to Development and Commercialization.

(a) Buyer commits to use Commercially Reasonable Efforts to develop the Drug for commercialization, seek the applicable regulatory approvals necessary to commercialize the Drug, and promote, market and sell the Drug.

(b) Within sixty (60) days following the end of each calendar year until the last payment is made under Sections 1.5 and 1.6, Buyer shall provide Representative with a reasonably detailed report listing the development and commercialization work done in the prior year, an outline of all material results from such work and a reasonably detailed summary plan for the development and commercialization work to be conducted over the following twelve (12) month period. For the avoidance of doubt, the status reports prepared under this Section 4.12(b) do not bind Buyer or commit Buyer to perform specific future actions.

(c) With respect to the development of the Drug, Buyer (and its Affiliates, licensees and assignees, as the case may be) shall maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved with respect to the development of the Drug.

4.13 Sellers’ Repurchase Option. Buyer must offer in writing to sell the Drug and all Company IP Rights back to Sellers or their Affiliates (A) at a cash price equal to the total value of the Buyer Shares (valued at the closing trading price for Buyer common stock as of close of trading on the Closing Date) plus the Upfront Cash Consideration, plus return of the Warrants, if any, that have not been exercised as of such date, or (B) in exchange for the return of the Buyer Shares and the Warrants plus cash equal to the amount of the Upfront Cash Consideration (the “Repurchase Consideration”) within 30 days of the following two conditions being met: (1) there is a Change of Control and (2) Buyer fails to meet its obligations regarding development and commercialization under this Agreement, including by commencing a wind-up, a wind-down, a sale, liquidation or distribution of all or substantially all assets, an assignment for the benefit of creditors, or a bankruptcy, or by exiting or announcing an intention to exit the biotechnology business (the “Repurchase Option”). Representative shall have one (1) year from receipt of written notice of such offer to sell to exercise the Repurchase Option on behalf of Sellers. If no such notice is received from Buyer, then Representative shall, no later than thirty (30) days after learning that both of the above conditions have been satisfied, give notice to Buyer of Sellers’ intent to exercise the Repurchase Option, triggering a one (1) year period during which Sellers must decide whether to exercise the Repurchase Option. If Sellers exercise the Repurchase Option, Buyer shall bear all reasonable and documented out of pocket expenses incurred by Sellers in connection with the negotiation, execution and consummation of such purchase on terms and conditions satisfactory to the Representative on behalf of Sellers in its sole, good faith discretion.

ARTICLE 5

CLOSING DELIVERIES

5.1 Closing Deliveries of Sellers. At or prior to the Closing, the Representative, on behalf of Sellers and the Company, shall deliver to Buyer:

(a) a certificate of the Secretary of the Company, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company (ii) the authorizing resolutions of the Company and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which the Company is a party;

(b) Consent from all of the members of the Company waiving the right of first refusal and the co-sale right in the Operating Agreement and approving the sale of the Company;

(c) good standing certificates for the Company from the jurisdiction of each such Person’s organization and each jurisdiction in which the Company is qualified to do business;

(d) resignation letters from each member of the board of directors or managers, and officers, as the case may be, of the Company set forth on Section 3.1(b) of the Disclosure Schedule;

(e) all documentation necessary to obtain releases of all Liens (other than the Permitted Liens), including appropriate UCC-3 termination statements;

(f) payoff and release letters from the holders of the Debt set forth on Section 3.14(a)(ix) of the Disclosure Schedule that (i) reflect the amounts required in order to pay in full such Debt and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the Company Securities or the assets of the Company shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets, Company Securities, or equity interests of the Company by the holders of such Liens;

(g) a termination agreement from each party to the related party Contracts identified with an asterisk on Section 3.14(a)(viii) of the Disclosure Schedule;

(h) written Consents of the third parties listed on Section 3.2 of the Disclosure Schedule;

(i) an affidavit of non-foreign status, certified by each Seller under penalties of perjury, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(j) evidence that all convertible Debt has been converted into membership interests in the Company;

(k) unaudited consolidated balance sheets, statements of income, stockholders’ equity and cash flows as of and for the period ending September 30, 2022; and

(l) all other instruments and documents required by this Agreement to be delivered by the Company, Sellers or the Representative to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to Buyer.

5.2 Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver to the Representative:

(a) a certificate from an officer of Buyer, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of Buyer, (ii) the authorizing resolutions of Buyer and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which Buyer is a party;

(b) Reasonable evidence of the book entry issuance of the Buyer Shares and the Warrants to Sellers pursuant to Section 1.4(a)(ii); and

(c) all other instruments and documents required by this Agreement to be delivered by Buyer to the Company, Sellers or the Representative, and such other instruments and documents which the Representative or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to the Representative.

ARTICLE 6

REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1 Indemnification by Sellers.

(a) Subject to the terms and conditions of this Article 6, Sellers, jointly and severally (but in any event subject to Section 6.4(d) below), will indemnify, defend and hold harmless Buyer, the Company, each of their respective Subsidiaries, Affiliates, and successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made in Article 3 or (ii) any breach of any covenant or agreement of the Company or the Representative in this Agreement.

(b) Sellers, jointly and severally, agree that they shall (but in any event subject to Section 6.4(d) below) pay and otherwise fully satisfy and discharge all Designated Excluded Liabilities, and shall (but in any event subject to Section 6.4(d) below) indemnify, defend and hold all Buyer Indemnitees harmless from, and shall (but in any event subject to Section 6.4(d) below) reimburse all Buyer Indemnitees for, all Adverse Consequences that any Buyer Indemnitee may suffer or incur in connection with any Designated Excluded Liabilities.

(c) Subject to the terms and conditions of this Article 6, each Seller, severally and not jointly, will indemnify, defend and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made by such Seller in Section 2.1 or (ii) any breach of any covenant or agreement of such Seller in this Agreement.

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 6, Buyer will indemnify, defend and hold harmless Sellers, their respective Affiliates, and their respective successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in Section 2.2 or (b) any breach of any covenant or agreement of Buyer in this Agreement. Buyer will also indemnify, defend and hold harmless Seller Indemnitees with regard to any Adverse Consequences (which, for purposes hereof, does not include diminution of value of the Buyer Shares or the Warrants) they incur relating to the proxy statement solicitation that is ongoing as of the Closing Date, or any Proceeding arising from or relating to such proxy statement solicitation (the “Proxy Solicitation”); provided, that if the purchase option described in Section 4.13 is exercised by Sellers and such repurchase is actually consummated, the indemnifiable Adverse Consequences under this Section 6.2(b) shall be limited to the expense reimbursement contemplated by Section 4.13 and any other reasonable out of pocket expenses incurred by Sellers in connection with such Proxy Solicitation.

6.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing for the period of time set forth in this Article 6 with respect to such representations, warranties, covenants and agreements. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except to the extent, if a Buyer Indemnitee is the indemnified party, and the claim is with respect to any breach or inaccuracy of a representation or warranty made by any Seller or the Company, Representative can demonstrate by documentary evidence that Buyer or (if Buyer is not the Buyer Indemnitee) the applicable Buyer Indemnitee had actual knowledge of the breach or inaccuracy or the facts or circumstances which are the direct and proximate cause of the breach or inaccuracy, prior to the Closing. Notwithstanding the foregoing, (a) any claim relating to any representation or warranty made in Sections 3.9 (Legal Compliance), 3.10 (Tax Matters), 3.17 (Employee Benefits), 3.19 (Environmental, Health and Safety Matters), may be made at any time until sixty (60) calendar days after the expiration of the statute of limitations applicable to any claim brought by a Governmental Body or other Person relating to the underlying subject matter of the relevant representation or warranty, (b) any claim relating to any representation or warranty made in Section 3.12 (Intellectual Property) may be made prior to the tenth (10th) anniversary of the Closing Date, plus sixty (60) days, (c) any claim relating to any representation or warranty made in Sections 2.1(a) (Authorization of Transaction), 2.1(c) (Brokers’ Fees), 2.1(d) (Company Securities), 3.2 (Authorization of Transaction), 3.3 (Capitalization and Subsidiaries), and 3.5 (Brokers’ Fees), may be made at any time without limitation (collectively, the representations and warranties described in clauses (a), (b), and (c) are referred to as the “Fundamental Representations”), (d) any claim relating to any representation or warranty made in Section 2.1 or Article 3 (other than Fundamental Representations) may be made at any time within eighteen (18) months of Closing, and (e) any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation. Buyer will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless the Representative notifies Buyer of such a claim within eighteen (18) months of Closing; provided, however, that any claim relating to any representation made in Sections 2.2(b) (Authorization of Transaction), 2.2(d) (Brokers’ Fees), and 2.2(f) (Capitalization) may be made at any time without limitation. Notwithstanding anything to the contrary contained herein, if Buyer or the Representative, as applicable, provides notice of a claim in accordance with the terms of this Agreement within the applicable time period set forth above, then liability for such claim will continue until such claim is fully resolved.

6.4 Limitations on Indemnification by Sellers.

(a) With respect to the matters described in Sections 6.1(a)(i) and 6.1(c)(i), Sellers will have no liability with respect to such matters until the Buyer Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $46,500 (the “Threshold”), after which point Sellers will be obligated to indemnify Buyer Indemnitees from and against all Adverse Consequences in excess of the Threshold; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Fundamental Representations or (ii) any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Sections 6.1(a)(i) and 6.1(c)(i), the aggregate maximum liability of all Sellers shall be $465,000; (the “Cap”); provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Fundamental Representations or (ii) any intentional or fraudulent breach of representation or warranty.

(c) With respect to (i) the matters described in Sections 6.1(a)(i) and 6.1(c)(i) relating to breach of any Fundamental Representation, the aggregate maximum liability of all Sellers shall be the cash amount equal to the lesser of (x) $4,645,000 and (y) an amount equal to $1,000,000, plus the fair market value of the Buyer Shares (valued at the closing trading price for Buyer common stock as of close of trading on the Closing Date) (the “Overall Cap”).

(d) Notwithstanding anything to the contrary herein, the maximum liability of any Seller for indemnification of Buyer hereunder, whether or not such obligation is joint and several, or several and not joint, shall not exceed such Seller’s Pro Rata Percentage multiplied by Sellers’ aggregate maximum liability set forth in Article 6, as applicable, except in the case of such Seller’s own intentional or fraudulent breach of a representation or warranty or such Seller’s own breach of any covenant of such Seller hereunder.

6.5 Limitations on Indemnification by Buyer.

(a) With respect to the matters described in Section 6.2(a), Buyer will have no liability with respect to such matters until Seller Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Threshold, after which point Buyer will be obligated to indemnify Seller Indemnitees from and against all Adverse Consequences in excess of the Threshold; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (a) breaches of any representation made in Sections 2.2(b) (Authorization of Transaction) and 2.2(d) (Brokers’ Fees) or (b) any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Section 6.2(a), the aggregate maximum liability of Buyer shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to (i) breaches of any representation made in Sections 2.2(b) (Authorization of Transaction) and 2.2(d) (Brokers’ Fees) or (b) any intentional or fraudulent breach of a representation or warranty.

(c) Notwithstanding anything to the contrary herein, the aggregate maximum liability of Buyer with respect to the matters described in this Article 6 shall be the cash amount equal to the lesser of (x) $4,645,000 and (y) an amount equal to the Overall Cap, except with respect to any payments owed pursuant to Sections 1.2(c) and (d), 1.5, 1.6 and 1.7.

6.6 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 6 (except to the extent such failure materially prejudices the defense of such Proceeding).

(b) Upon receipt of the notice described in Section 6.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 6.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

(c) In the event that any of the conditions under Section 6.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (the terms of which must be reasonably acceptable to the Indemnifying Party, with such acceptance not to be unreasonably withheld, delayed or conditioned), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 6.

(d) Except in circumstances described in Section 6.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written Consent of the other party, which Consent will not be unreasonably withheld or delayed.

6.7 Other Indemnification Matters. All indemnification payments under this Article 6 will be deemed adjustments to the Purchase Consideration. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 6, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included therein. Each Seller agrees that (a) such Seller will not make any claim for indemnification against a Buyer Indemnitee by virtue of the fact that any of Sellers or such Seller’s equityholders, directors, managers, partners, officers, employees, representatives or other Affiliates was an equityholder, partner, trustee, director, manager, officer, employee or agent of the Company or was serving as an equityholder, partner, trustee, director, manager, officer, employee or agent of any Person, regardless of the nature of the Adverse Consequences claimed, with respect to any Proceeding brought by any Buyer Indemnitee against any Seller or any claim of any Buyer Indemnitee against any Seller in connection with this Agreement or the transactions contemplated hereby, and (b) such Seller has no claims or rights to contribution or indemnity from the Company with respect to any amounts paid by any Seller pursuant to this Article 6.

6.8 Setoff. If any Buyer Indemnitee makes a claim for indemnification in accordance with this Article 6, then Buyer shall first recover any amounts due from Sellers under this Agreement by setting off such amounts against the applicable Seller’s pro rata portion of the applicable Milestone Payment, Earnout Amount corresponding to any Earnout Measurement Period or any other payment owed by Buyer pursuant to Article 6 (and, only to the extent the foregoing are insufficient to satisfy in full such amounts due from Sellers shall Buyer be entitled to seek recovery directly against the applicable Seller). The exercise of such right of setoff by Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to Buyer.

6.9 Time to Bring Claims. Subject to the limitations set forth in Section 6.3, pursuant to Section 8106, Title 10 of the Delaware Code, the Parties agree that this Agreement involves at least U.S. $100,000, and that any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement may be brought within twenty (20) years of the date from which the underlying cause of action accrued; it being the intention of the Parties that, except as otherwise expressly provided in Section 6.3 with respect to shorter periods of time, the Parties shall have the maximum amount of time permitted under the Laws of the State of Delaware to bring a Proceeding arising out of or relating to this Agreement or the transactions contemplated herein. Except as otherwise expressly provided in Section 6.3 with respect to shorter periods of time, each Party hereby waives the right to assert any statute of limitations of less than twenty (20) years in defense of any such Proceeding; provided, however, that this waiver shall not bar a defense to any Proceeding that was not commenced within the twenty (20) year time limit imposed by this Section 6.9.

ARTICLE 7

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer, on the one hand, and Sellers, on the other hand, for certain Tax matters following the Closing Date:

7.1 Tax Indemnification. In addition to the indemnification provisions of Article 6, Sellers shall be liable for, and shall indemnify and hold Buyer Indemnitees harmless from, (a) all Taxes of Sellers, (b) subject to Section 7.5, all Taxes imposed on or incurred by the Company with respect to all Tax periods ending on or prior to the Closing Date, (c) for any Tax period that begins before the Closing Date and ends after the Closing Date, all Taxes of the Company that relate to the portion of such Tax period ending on the Closing Date, and (d) all Taxes of any Person imposed on any of the Company as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

7.2 Tax Periods Ending on or Before the Closing Date. The Representative will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. The Representative will provide Buyer with copies of any such Tax Returns for Buyer’s reasonable review and comment, at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns. The Representative, on behalf of Sellers, will pay all Taxes due with respect to such Tax Returns in accordance with Section 7.1.

7.3 Tax Periods Beginning Before and Ending After the Closing Date. Buyer will timely prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns for the Company for any Straddle Period (the “Straddle Period Returns”). Buyer will provide the Representative with copies of any Straddle Period Returns at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns, accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax period ending on the Closing Date (the “Pre-Closing Taxes”). If the Representative agrees with the Straddle Period Returns and Straddle Statement, the Representative shall pay to Buyer, not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Straddle Period Returns, an amount equal to the Pre-Closing Taxes as shown on the Straddle Statement. If, within twenty (20) days after the receipt of the Straddle Period Returns and Straddle Statement, the Representative (a) notifies Buyer that it disputes the manner of preparation of the Straddle Period Returns or the Pre-Closing Taxes calculated in the Straddle Statement and (b) provides Buyer with a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed form of the Straddle Period Returns and Straddle Statement, then Buyer and the Representative shall attempt to resolve their disagreement within five (5) days following the Representative’s notification of Buyer of such disagreement. If Buyer and the Representative are not able to resolve their disagreement, the dispute shall be submitted to the Accountants. The Accountants will resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants will be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by the Representative and half by Buyer. For purposes of this Section 7.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date (i.e., the Pre-Closing Taxes) will (a) in the case of any Taxes other than Taxes based upon or related to income, receipts or payroll, be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income, receipts or payroll, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date.

7.4 Cooperation on Tax Matters. Buyer and the Representative will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article 7 and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Representative will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

7.5 Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Company Securities pursuant to this Agreement will be paid by Buyer, when due, and Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Sellers will join in the execution of any such Tax Returns and other documentation.

7.6 Push-Out Election. Notwithstanding anything to the contrary herein, Buyer shall be entitled to make or cause the Sellers to make the election under Section 6226 of the Code (or any similar provision of state or local law) with respect to the Company for any Tax period (or portion thereof) ending on or prior to the Closing Date.

7.7 Tax Claims. Buyer agrees to give prompt written notice to the Representative, but in no event later than that date which is thirty (30) days after the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any action, in respect of which an indemnity may be sought by Buyer pursuant to this Agreement with respect to Taxes (a “Tax Claim”), which notice must include a copy of such written notice; provided, that failure to comply with this provision will not affect Buyer’s right to indemnification hereunder, except and only to the extent that the Sellers are irreversibly and materially prejudiced by reason of such failure. The Representative will, at the Sellers’ expense, control the contest or resolution of any Tax Claim relating to any Tax period ending on or prior to the Closing Date; provided, however, that the Representative shall obtain the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Buyer will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer. Buyer will control the contest or resolution of any Tax Claim that is not described in the preceding sentence; provided, however, that Buyer shall obtain the prior written consent of the Representative (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and provided, further, that the Representative will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expense of which separate counsel shall be borne solely by the Sellers.

7.8 Tax Refunds. Except to the extent taken into account in the calculation of the Purchase Consideration, any Tax refunds (or credits for overpayment of Taxes), including any interest received from a Governmental Body thereon, of the Company attributable to a Pre-Closing Tax Period that are received by Buyer or the Company shall be for the account of Sellers. Promptly upon receipt by Buyer (or any of its Affiliates) of any such Tax refund (or credit for overpayment of Taxes), Buyer shall contact the Representative and pay over, by wire transfer of immediately available funds, any such Tax refund (or the amount of any such credit), including any interest thereon but net of any costs (including Taxes) imposed on or incurred by Buyer (or any of its Affiliates) with respect to such Tax refund or credit, to the Representative. Buyer shall take, or cause its Affiliate to take, any reasonable action necessary to promptly claim any such Tax refunds.

7.9 Post-Closing Tax Actions. Buyer and its Affiliates shall not, and shall cause the Company not to, amend any previously filed Tax Returns for a Pre-Closing Tax Period or Straddle Period, other than in accordance with Sections 7.2 and 7.3, file Tax Returns for a Pre-Closing Tax Period or Straddle Period in a jurisdiction where the Company has not historically filed Tax Returns, initiate discussions or examinations with any Governmental Body regarding Taxes with respect to any Pre-Closing Tax Period or Straddle Period, make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods or Straddle Periods, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing to a Pre-Closing Tax Period or shift deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing, or undertake any action outside of the ordinary course of business on the Closing Date but after the Closing, in each case, solely to the extent that such action would materially and adversely affect Seller for any Pre-Closing Tax Period, and, in each case, without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned).

ARTICLE 8

DEFINITIONS

“Accountants” means a nationally recognized firm of independent certified public accountants mutually agreed to by the Parties.

“Adverse Consequences” means all Proceedings, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement); provided, that Adverse Consequences shall not include consequential damages or punitive damages or the portion of damages based on a multiple of EBITDA or other financial metric, in each case except to the extent actually awarded to a third party or Governmental Entity in a finally-determined or finally-settled Third Party Claim.

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director or shareholder of such Person, (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble above.

“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.

“Applicable Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, but if such area is determined by judicial action to be too broad, then it means (c) any country in which the Company engaged in Business prior to the Closing Date, but if such area is determined by judicial action to be too broad, then it means (d) any state within the United States of America in which the Company engaged in Business prior to the Closing Date.

“Business” means (a) any business and operations in the biotechnology space (including research, discovery, development, production, marketing, distribution, commercialization and sale of MEK inhibitors and (b) the provision of any other products or services that the Company provided, or actively considered providing, at any time during the 18 months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Common Stock” has the meaning set forth in Section 2.2(f) above.

“Buyer Financial Statement” has the meaning set forth in Section 2.2(h)(ii) above.

“Buyer Indemnitee” has the meaning set forth in Section 6.1 above.

“Buyer Preferred Stock” has the meaning set forth in Section 2.2(f) above.

“Buyer SEC Filings” has the meaning set forth in Section 2.2(h)(i) above.

“Buyer Shares” has the meaning set forth in Section 1.2(a) above.

“Cap” has the meaning set forth in Section 6.4(b) above.

“Change of Control” means when, following the Closing Date, (1) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding equity interests of Buyer without the approval of the board of directors of Buyer or (2) individuals who constitute the board of directors of Buyer on the Closing Date cease for any reason to constitute at least a majority of the board of directors of Buyer.

“Closing” has the meaning set forth in Section 1.9 above.

“Closing Date” has the meaning set forth in Section 1.9 above.

“Closing Statement” has the meaning set forth in Section 1.3 above.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Commercially Reasonable Efforts” means the carrying out of obligations in a diligent manner using the efforts and resources typically used in the biotechnology industry by a company in a similar position as Buyer related to research and development, regulatory approval, commercialization, sales and marketing for similar therapeutic products with similar market potential at a similar stage in its development, taking into account all relevant factors including, as applicable, stage of development or product life, mechanism of action, efficacy and safety and pricing relative to competitive products in the marketplace, anticipated development cost, operating cost and timelines, the anticipated prescription label, the nature of the products, actual or anticipated regulatory approval process, patient needs, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining regulatory approval, the clinical setting in which it is expected to be used, and competitiveness of the marketplace.

“Company” has the meaning set forth in the preamble above.

“Company Employees” has the meaning set forth in Section 3.16(a) above.

“Company Insurance Agreements” means any Contract entered into with an insurer to provide insurance coverage for the Company.

“Company IP Rights” has the meaning set forth in Section 3.12(a) above.

“Company Securities” means all of the outstanding equity of the Company, as set forth on Schedule 1.1.

“Confidential Information” means any information concerning the business and affairs of the Company not already generally available to the public.

“Contingent Workers” has the meaning set forth in Section 3.16(b) above.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Customer” means any Person who (a) purchased products or services from the Company (or its predecessors) during the three years prior to the Closing Date, (b) was called upon or solicited by the Company (or its predecessors) during such three year period, or (c) was a distributor, sales representative, agent or broker for the Company during such three year period.

“Data Security Requirements” means the following, in each case solely to the extent relating to the conduct of the business of the Company with respect to matters relating to the Processing of any Personal Information: (i) all applicable privacy and security Laws; (ii) the Company’s published privacy policies; (iii) Contracts to which the Company is bound; (iv) all applicable industry standards including, but not limited to the Payment Card Industry Data Security Standard, and (v) all Privacy Consents.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice and reflected as a current liability in the Most Recent Balance Sheet), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company prior to Closing, (g) Off-Balance Sheet Financing of the Company in existence immediately prior to the Closing, (h) other long term (defined for purposes hereof as items which are not customarily included in “current liabilities” for purposes of calculating net working capital of a target in an acquisition transaction) or non-ordinary course liabilities, (i) indebtedness or obligations of the types referred to in the preceding clauses (a) through (h) of any other Person secured by any Lien on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, (j) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (h) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

“Debt Amount” means all Debt of the Company as of the Closing Date plus, without duplication, any amounts required to fully pay or otherwise satisfy all such Debt (including, but not limited to, any prepayment premium or penalty, breakage costs, accrued interest and costs and expenses).

“Deferral Notice” has the meaning set forth in Section 4.11(b) above.

“Designated Courts” has the meaning set forth in Section 9.19 below.

“Designated Excluded Liabilities” means (a) any Debt of the Company as of the Closing Date that did not reduce the Purchase Consideration, (b) all Transaction Expenses that did not reduce the Purchase Consideration, and (c) any obligation of the Company to indemnify or hold harmless any current or former director, manager, employee or officer of the Company for claims that relate to periods prior to the Closing, in each case (i) including, without limitation, any of the foregoing arising from matters disclosed to Buyer or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing and (ii) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer on the date hereof.

“Drug” means CIP-137401, which the Company currently has in development, in any formulations (including in finished form as a pharmaceutical product) and for any indications, including any modifications, derivatives and/or improvements thereof, and whose structure as of the Closing Date is shown in Annex 1.

“Earnout Amount” means, with respect to each Earnout Measurement Period, the amount determined pursuant to Section 1.7 above.

“Earnout Measurement Period” means, with respect to a country, each calendar year beginning on the date when Company or Buyer, as applicable, first sells the Drug in such country, ending on the later of (a) the date that is ten (10) years thereafter and (b) the date that the Drug (including the manufacture, composition, use or sale) loses both (i) patent protection and (ii) the regulatory exclusivity described in Section 1.6; provided, that in the event that the last Earnout Measurement Period ends prior to the full twelve months of such Earnout Measurement Period, any Net Sales payable for such Earnout Measurement Period shall be calculated pursuant to Section 1.6 based on the Net Sales actually received at the time immediately prior to the end of such Earnout Measurement Period and not on an annualized basis.

“Earnout Objections Statement” has the meaning specified in Section 1.7 above.

“Earnout Report” has the meaning specified in Section 1.7 above.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA §3(3)), (d) equity-based plan, program, or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, phantom stock, or restricted stock plan) or (e) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of the Company or an ERISA Affiliate.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“FDA” means the U.S. Food and Drug Administration.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Fundamental Representations” has the meaning set forth in Section 6.3 above.

“Financial Statements” has the meaning set forth in Section 3.7(a) above.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and toxic mold, and (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “solid wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements.

“Holdback Amount” means the dollar amount necessary to pay in full the principal, interest, and any other applicable premium or charges related to Cheminpharma, LLC’s Small Business Administration Economic Injury Disaster Loan.

“IND” has the meaning set forth in Section 1.5(a)(i) above.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property.

“Indemnified Party” has the meaning set forth in Section 6.6(a) above.

“Indemnifying Party” has the meaning set forth in Section 6.6(a) above.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications (including provisional applications, PCT applications, and rights of priority), and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, as well as patent term extensions and supplementary protection certificates based thereon, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all Trade Secrets, (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which the Company uses Intellectual Property which is not owned by the Company or pursuant to which the Company grants any other Person the right to use any Intellectual Property owned by the Company.

“Knowledge” means (a) in the case of an individual, the actual or constructive knowledge of such individual, upon reasonable inquiry, (b) in the case of the Company, the actual knowledge of each Seller, Uday Khire, Howard Worman and Barry Hart, in each case upon reasonable inquiry, and (c) in the case of Buyer, the actual knowledge of Tiago Reis Marques and Graeme Currie, in each case upon reasonable inquiry.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Lien” means any lien (including liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens, whether or not arising in the Ordinary Course of Business and whether or not incurred in connection with the borrowing of money), mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Lock-Up Agreement” means a lock-up agreement, substantially in the form attached hereto as Exhibit A, with a term of two years from the Closing Date, which shall be signed by the Buyer and Sellers at Closing and which contain customary sale and transfer restrictions in a form mutually agreeable by the Buyer and the Sellers. The restrictions under the Lock-Up Agreement shall terminate for 1,350,000 shares of the Buyer’s common stock on the one-year anniversary of the Closing Date and then monthly thereafter in the amount of 112,500 for twelve months.

“Losses” has the meaning set forth in Section 4.11(e) above.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or could reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, prospects, operating results, value, employee, customer or supplier relations, or financial condition of the Company or (b) the ability of the Company or Sellers to consummate timely the transactions contemplated by this Agreement; provided, however, that a “Material Adverse Effect” or “Material Adverse Change” shall not include any change, effect, event, occurrence, state of facts, circumstance or development in or attributable to: (i) general economic or business conditions; (ii) financial, banking or securities markets of the United States in general (including any disruption thereof and any decline in the price of any security or any market index); (iii) acts of God or other calamities, national or international political conditions, including the engagement and/or escalation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) conditions affecting generally the industry in which each Company participates; (v) changes in applicable Laws or the interpretation thereof; (vi) any change in GAAP or other accounting requirements or principles; (vii) any change resulting from any actions taken (or not taken) by any party that are expressly required by this Agreement; or (viii) any changes, conditions or effects directly caused by or directly attributable to any epidemic, pandemic or disease outbreak (including SARS-COV-2 virus or the related COVID-19 pandemic); provided further, however, that the exceptions referred to in clauses (i), (ii), (iii), (iv), (v), (vi), or (viii) immediately above shall not apply if any such matter has a disproportionate effect on the Business or the operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Company relative to other participants in the industry, markets or geographical areas in which the Company conducts the Business..

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.14(a) of the Disclosure Schedule, the Leases, the Intellectual Property Licenses and the Company Insurance Agreements.

“MEK” has the meaning set forth in Section 1.6(c) above.

“Milestone Payment” has the meaning set forth in Section 1.5(a) above.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a) above.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7(a) above.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Net Sales” means the amounts received by Buyer and its Affiliates from the commercial use of, or the sale of, the Drug or any products containing the Drug, whether alone or for the Drug’s share of any combination (as further detailed below) with other API(s) and/or component(s), from non-affiliated third parties in arm’s length transactions, minus, to the extent such deductions or allowances can be documented by Buyer: (i) shipping costs (including freight, postage, handling and standard transportation charges such as insurance and packing and distribution charges), (ii) allowances or credits because of returned, rejected or recalled Drug products as actually allowed, (iii) other discounts, credits and allowances including normal and customary quantity discounts, cash discounts (including discounts for prompt payment), and customary trade promotional allowances and credits (including adjustments such as those granted on account of co-pay reduction programs, price adjustments, billing errors, damaged goods, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, healthcare insurance carriers, group purchasing organizations, managed health care organizations, wholesalers, pharmacy benefit management or similar organizations, federal, state/provincial, local and other Governmental Bodies, including their trade customers or other institutions), and discounts mandated by or granted in response to Law, retroactive price reductions or rebates paid or credited to any Governmental Body or third party payor, administrator or contractee, including in respect of any government subsidized program (including, without limitation, Medicare and Medicaid rebates), and (iv) Taxes including import, export, use, excise and sales Taxes, tariffs and duties (including customs duties) and other governmental charges imposed on the importation, use or sale of the Drug (including without limitation, value-added and withholding Taxes). For the avoidance of doubt, Net Sales shall exclude (a) any gains or losses from the collection of the proceeds of any insurance policies or settlements except to the extent such proceeds are intended to compensate Buyer (or a third party to which Buyer has granted commercialization rights) for lost sales of the Drug, (b) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during any Earnout Measurement Period, (c) any income or gain or loss during the applicable Earnout Period from any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, and (d) any gains or losses resulting from the retirement or extinguishment of Debt or the acquisition or disposition of any securities except to the extent such retirement or extinguishment has been provided as an exchange of value for Drug.

On a country-by-country basis, if the Drug is sold as a product in combination with other APIs or components (which includes either combined in a single formulation or co-packaged with separate products, but sold as one product), Net Sales for such combination product shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where A is the average total invoice price of the Drug if sold separately (for the same dosage strength, if applicable) in such period, and B is the average total invoice price of such other APIs or components in the product, if sold separately (for the same dosage strength, if applicable) in such period. If, on a country-by-country basis, either the Drug or such other APIs or components in the combination product are not sold separately in such country, the formula for calculating Net Sales for the purpose of determining Earnout Amounts shall be mutually agreed to by Representative (on behalf of Sellers) and Buyer.

“Off-Balance Sheet Financing” means (a) any liability of the Company under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of the Company and (b) any liability of the Company under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Other Expenses” means any and all invoices, accrued expenses, operating expenses, or other accounts payable incurred by the Company or Sellers relating to the Business for the pre-Closing period.

“Other Expenses Amount” means an amount equal to all Other Expenses that have not been paid prior to the Closing Date, whether or not the Company or Sellers, as applicable, have been billed for such expenses for the pre-Closing period.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement, stockholders’ agreement, limited liability company agreement, voting agreement, right of co-sale and right of first refusal agreement, or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” has the meaning set forth in the preamble above.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate Proceedings in a timely manner for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (c) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the business of the Company.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means all data and information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly to a particular individual or is otherwise is subject to any applicable Laws related to the privacy or security of information associated with an individual.

“Pre-Closing Taxes” has the meaning set forth in Section 7.3 above.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or prior to the Closing Date.

“Privacy Consents” means the terms of any consents, authorizations, waiver of authorization or other permission or third party terms pursuant to which the Company Processed or Processes Personal Information.

“Proceeding” means any action, audit, proceeding, hearing, charge, complaint, claim, demand, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) brought before any Person pending by or before any Governmental Body or arbitrator.

“Process” means any operation or set of operations which is performed on Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, access, distribution, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, transfer or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Section 4975 of the Code.

“Pro Rata Percentage” has the meaning set forth in Section 1.2(a) above.

“Purchase Consideration” has the meaning set forth in Section 1.2 above.

“Real Property” means the Leased Real Property.

“Repurchase Consideration” has the meaning set forth in Section 4.13 above.

“Repurchase Option” has the meaning set forth in Section 4.13 above.

“Receivables” has the meaning set forth in Section 3.7(c) above.

“Registrable Stock” has the meaning set forth in Section 4.11(a) above.

“Registration Filing Date” has the meaning set forth in Section 4.11(a) above.

“Registration Statement” has the meaning set forth in Section 4.11(a) above.

“Released Claims” has the meaning set forth in Section 4.8 above.

“Released Parties” has the meaning set forth in Section 4.8 above.

“Releasors” has the meaning set forth in Section 4.8 above.

“Representative” has the meaning set forth in the preamble above.

“Restricted Period” means a period of five years following the Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller” or “Sellers” has the meaning set forth in the preamble above.

“Seller Indemnitees” has the meaning set forth in Section 6.2 above.

“Shelf Prospectus” has the meaning set forth in Section 4.11(a) above

“Straddle Period” mean any taxable period that begins before and ends after the Closing Date.

“Straddle Period Returns” has the meaning set forth in Section 7.3 above.

“Straddle Statement” has the meaning set forth in Section 7.3 above.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership or equity interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership or equity interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in Section 3.20 above.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Claim” has the meaning set forth in Section 7.7 above

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6.6(a) above.

“Third Party Provider” has the meaning set forth in Section 1.12 above.

“Threshold” has the meaning set forth in Section 6.4(a) above.

“Total Equity Consideration” has the meaning set forth in Section 1.2(b) above.

“Trade Secrets” means trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, processes, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (in each case, on behalf of the Company) or the Company with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by the Company, Sellers or Company employees in connection with the transactions contemplated by this Agreement.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Company or Sellers, as applicable, have been billed for such expenses.

“Upfront Cash Consideration” has the meaning set forth in Section 1.2(e) above.

“WARN Act” has the meaning set forth in Section 3.16(f) above.

“Warrants” has the meaning set forth in Section 1.2(b) above.

“Wiggin” has the meaning set forth in Section 1.2(e) above.

ARTICLE 9

MISCELLANEOUS

9.1 Press Releases and Public Announcements. Neither the Representative nor any Seller shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Representative; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company or any of their respective Subsidiaries or Affiliates or (c) assign its rights under this Agreement to any Person that acquires the Company or any of its assets.

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers or the Representative:	c/o Uday Khire 4 Research Drive Woodbridge, CT 06525 Email: uskhire@gmail.com

Copy to:	Wiggin and Dana LLP Two Stamford Plaza 281 Tresser Boulevard, 14th Floor Stamford, CT 06901 Attention: Evan S. Kipperman and James P. Greifzu Email: ekipperman@wiggin.com and jgreifzu@wiggin.com

If to Buyer:	c/o Pasithea Therapeutics Corp. 1111 Lincoln Road, Suite 500 Miami Beach, Florida Attention: Tiago Reis Marques Email: tiago@pasithea.com

Copy to:	McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017 Attention: Robert Cohen and Eric Klee Email: rcohen@mwe.com and eklee@mwe.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Injunctive Relief. Sellers and the Representative hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods and geographical area and the scope of the restrictions on Sellers’ activities in Section 4.5 are fair and reasonably required for the protection of Buyer and its Affiliates (including the Company). It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach (including a breach of Sections 4.5 and 4.6), and enforcing specifically the terms and provisions. Sellers and the Representative hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, drafting and execution of, and performance under, this Agreement and the transactions contemplated hereby.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation” and the word “or” shall mean “and/or.”

9.14 Incorporation of Exhibits and Disclosure Schedule. The Exhibit, Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15 Confidentiality. The Representative and each Seller shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements, including the Purchase Consideration and each of its components; provided, however, that the Representative or any Seller may disclose such information to its legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.

9.16 Representative.

(a) Each Seller hereby appoints the Representative for and on behalf of Sellers to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to authorize and agree to adjustments to the Purchase Consideration and Earnout Amount under Article 1 and other applicable provisions of this Agreement, to authorize distribution of the Purchase Consideration (including the Earnout Amount), to take all actions on behalf of Sellers pursuant to this Agreement and any Ancillary Agreement to which such Seller is a party, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. More specifically, the Representative shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement to which it is a party or to the termination hereof or thereof) required or permitted hereunder on behalf of each such Seller, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Seller, and any notice, communication, document, certificate or information required (other than any notice required by Law or under the Company’s Organizational Documents) to be given to any Seller hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to the Representative. Without limiting the generality of the foregoing, the Representative shall be authorized, in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of Sellers necessary to effectuate the Closing and related transactions. The Representative shall be authorized to take all actions on behalf of Sellers in connection with any claims made under Articles 6 or 7 of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of Sellers. Sellers may remove or replace the Representative by a vote of holders that own a majority of the Company Securities immediately prior to the Closing upon not less than ten (10) Business Days’ prior written notice to Buyer. No bond will be required of the Representative, and the Representative will receive no compensation for its services. Notices or communications to or from the Representative will constitute notice to or from each of Sellers.

(b) The Representative will not be liable for any act done or omitted hereunder as the Representative while acting in good faith and not in a manner constituting gross negligence, criminality, fraud or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. Sellers will severally indemnify the Representative and hold the Representative harmless against any Adverse Consequences incurred without gross negligence, criminality, fraud or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder.

(c) A decision, act, Consent or instruction of the Representative will constitute a decision of all Sellers and will be final, binding and conclusive upon each such Seller, and Buyer may rely upon any such decision, act, Consent or instruction of the Representative as being the decision, act, Consent or instruction of each such Seller. The Buyer Indemnitees are hereby relieved from any Adverse Consequences to any Person for any acts done by such Buyer Indemnitees in accordance with such decision, act, Consent or instruction of the Representative.

(d) Buyer shall be entitled to deal exclusively with the Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Representative, as being fully binding upon such Seller, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same. No Seller shall institute any Proceeding against the Representative or its Affiliates or representatives alleging that the Representative did not have the authority to act as the Representative on such Seller’s behalf, and Buyer shall not be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

(e) The provisions of this Section 9.16, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest, are being granted in part as an inducement to the Parties hereto to enter into this Agreement, and shall not be terminated by any act of any Seller or by operation of Law, whether by death or other event.

9.17 Schedules. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent legal significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.18 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

9.19 Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A STATE OR FEDERAL DISTRICT COURT LOCATED IN THE STATE OF DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 9.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

Pasithea Therapeutics Corp.

By:	/s/ Tiago Reis Marques
Name:	Tiago Reis Marques
Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

COMPANY:

AlloMek Therapeutics, LLC

By:	/s/ Uday Khire
Name:	Uday Khire
Title:	President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

SELLERS:

Integral BioSciences Private Limited

By:	/s/ Ram Thakkar
Name:	Ram Thakkar
Title:	Director

Innovation Pathways LLC

By:	/s/ Barry Hart
Name:	Barry Hart
Title:	Cofounder

Patrick T. Hart Trust, UA 02-24-1994

By:	/s/ Patrick Hart
Name:	Patrick Hart
Title:

Barry Hart

/s/ Barry Hart

Donald R. James

/s/ Donald R. James

Uday Khire

/s/ Uday Khire

Mahendra Chordia

/s/ Mahendra Chordia

Shakti BioResearch LLC

By:	/s/ Ajay Bhargava
Name:	Ajay Bhargava
Title:	Chief Scientific Officer

[Signature Page to Membership Interest Purchase Agreement]

Vipin Agarwal

/s/ Vipin Agarwal

Howard Worman

/s/ Howard Worman

Jason Fisherman

/s/ Jason Fisherman

Connecticut Innovations, Incorporated

By:	/s/ Matthew Storeygard
Name:	Matthew Storeygard
Title:	Senior Managing Director, Investor

Dr. Charles Robert Wolfe

/s/ Charles Robert Wolfe

Susan Wolfe

/s/ Susan Wolfe

[Signature Page to Membership Interest Purchase Agreement]

REPRESENTATIVE:

Uday Khire

/s/ Uday Khire

[Signature Page to Membership Interest Purchase Agreement]